Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-273062

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell the securities and are not soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated December 11, 2023

PRELIMINARY PROSPECTUS SUPPLEMENT

To Prospectus, dated October 27, 2023

Shares of Class A Common Stock

Pre-Funded Warrants to Purchase             Shares of Class A Common Stock

Cibus, Inc. (“Cibus,” the “Company,” “we,” “our” or “us”) is selling (i)                shares of its Class A Common Stock, $0.0001 par value per share (“Class A Common Stock”) to certain investors, and (ii) in lieu of its Class A Common Stock, pre-funded warrants to purchase                shares of its Class A Common Stock (each a “Pre-Funded Warrant” and collectively, the “Pre-Funded Warrants”) to an executive officer of the Company in each case, pursuant to this prospectus supplement and the accompanying prospectus. This prospectus supplement also relates to the shares of Class A Common Stock issuable upon the exercise of the Pre-Funded Warrants.

The offering price for each share of Class A Common Stock is $                , except for shares of Class A Common Stock purchased by an executive officer, which will have an offering price of $                 per share, which is the closing bid price for shares of our Class A Common Stock on                 , 2023. The offering price for each Pre-Funded Warrant is $     , which is the closing bid price for shares of our Class A Common Stock on                , 2023, minus $0.01, which is the exercise price of each Pre-Funded Warrant.

The Pre-Funded Warrants will not have an expiration date and will be exercisable immediately, subject to the exercise limitations described herein. The exercise price for each Pre-Funded Warrant will be equal to $0.01 per share of Class A Common Stock.

The Class A Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “CBUS.” On December 8, 2023, the last reported sale price of the Class A Common Stock on Nasdaq was $11.48 per share.

There is no established public trading market for the Pre-Funded Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system. Without an active trading market, we expect the liquidity of the Pre-Funded Warrants will be limited.

Investing in our securities involves a high degree of risk. Before making an investment decision, please read the information in the section titled “Risk Factors” beginning on page S-10 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Per Share of Class A Common Stock	Per Share of Class A Common Stock Purchased by an Executive Officer	Per Pre-Funded Warrant	Total
Offering price	$	$	$	$
Underwriting discounts and commissions(1)	$	$	$	$
Proceeds, before expenses, to us(2)	$	$	$	$

(1)

We have agreed to pay the underwriters underwriting discounts and commissions equal to 4.75% of the aggregate gross proceeds in this offering and no underwriting discounts and commissions for sales to an executive officer of the Company. We have also agreed to pay March Capital Corporation a fee of $                 in connection with the participation of certain investors in this offering. See “Underwriting” beginning on page S-22 for additional information regarding the compensation payable to the underwriters.

(2)	Does not give effect to any exercise of the Pre-Funded Warrants being issued in this offering.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Delivery of the securities offered hereby is expected to be made on or about                , 2023, subject to the satisfaction of certain closing conditions.

Stifel	Canaccord Genuity

The date of this prospectus supplement is                , 2023.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein or in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We have not authorized anyone to provide you with information that is different from the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and any free writing prospectus prepared by or on our behalf to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information others may give you.

The information contained in this prospectus supplement or the accompanying prospectus, or incorporated by reference herein or therein, or in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement and in the accompanying prospectus.

We are offering to sell, and seeking offers to buy, the shares of Class A Common Stock and Pre-Funded Warrants offered by this prospectus supplement only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of such securities offered by this prospectus supplement in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A Common Stock and Pre-Funded Warrants and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

S-ii

This prospectus supplement and the documents incorporated by reference in this prospectus supplement contain market data and industry statistics and forecasts that are based on independent industry publications, other publicly available information and our internal sources and estimates. Although we believe that third-party sources are reliable, we do not guarantee the accuracy or completeness of the information extracted from these sources and we have not independently verified such information. Similarly, while we believe our management estimates to be reasonable, they have not been verified by any independent sources. Although we are not aware of any misstatements regarding the market and industry data presented or incorporated by reference in this prospectus supplement, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed in the section titled “Risk Factors” in this prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus supplement. Forecasts and other forward-looking estimates about our industry or our performance within our industry are subject to the risks and uncertainties regarding forward-looking statements described under the caption “Cautionary Note Regarding Forward Looking Statements.” Accordingly, investors should not place undue reliance on this information.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights and supplements selected information, including information contained elsewhere in this prospectus supplement or incorporated by reference in this prospectus supplement, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus supplement and accompanying prospectus, and any related free writing prospectus, including the risks of investing in our securities discussed in the section titled “Risk Factors” contained in this prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus supplement. You should also carefully read the information incorporated by reference into this prospectus supplement, including our financial statements, and the exhibits to the registration statement of which this prospectus supplement is a part.

The Company

We are a leading agricultural technology company in the plant seed industry. We are not a seed company. We are a gene editing-based technology company whose business is to develop and license plant traits to seed companies in exchange for royalties. Our target trait market is productivity traits that improve yields, lower input (such as chemicals) costs, and increase the sustainability and profitability of farming. Our semi-automated high-throughput system, powered by our Rapid Trait Development System™ or RTDS® technology, enables us to directly edit seed companies’ elite germplasm. In this way, we introduce high value traits directly into a customers’ market-ready varieties or parent lines in a process that takes, on average, 3 to 5 years. In addition, we are developing, solely through partner-funded projects, certain output traits to meet the functional needs of the new sustainable ingredients industry to replace current ingredients that are plastics or fossil fuel based or that cause deforestation or raise other sustainability challenges. Because of our strategic realignment in October 2023, certain development timelines not linked to the initial and advanced traits, such as those associated with the development of our corn and wheat platform, are expected to be extended beyond our initial anticipated targets. As of November 1, 2023, we had 186 full-time employees, including a total of 34 employees with Ph.D. degrees. Of these full-time employees, approximately 137 employees are engaged in research and development, including trait development and production. Our Class A Common Stock trades on Nasdaq under the symbol “CBUS.”

Our Trait Pipeline

We have a pipeline of five productivity traits, four of which are applicable to multiple crops. Three of our traits are developed, meaning that they have been validated in field trials, have been edited into the elite lines of seed company partners and have started “shipping”—being transferred to these partners for pre-commercialization testing. These traits are pod shatter resistance (PSR) in Canola and two herbicide resistance traits (HT1 and HT3) in Rice. In addition, we have two advanced traits (i.e., where the editing process is underway with known edit targets) for Sclerotinia resistance and another novel broadleaf herbicide resistance trait, HT2. Our primary commercial objective is advancing our three developed traits: PSR, HT1 and HT3 into customer commercial lines in Canola (which we use to mean Canola, Carinata, Winter Oilseed Rape and Turnip Rape) and Rice, as further detailed below, and establishing an editing platform in soybean with which Cibus can edit a customer’s germplasm and return it back to the customer.

In light of the nature of our relationship with seed companies, we refer to seed companies as “customers” when we agree to a collaboration process with the joint intent of commercializing the Cibus Trait in the customer’s germplasm. All collaboration processes begin with an agreement on the material transfer of the customer’s elite germplasm to us for editing and agreement on the specific edits to be performed. Collaboration processes with seed company customers are entered into after we have completed validated field trials for the specific trait in the specific crop and the customer has positively reviewed the edited product and the validated field trials.

Currently, we have certain customers for whom we have commercial contract terms. For others, commercial contract terms will generally be agreed on when we return the customer’s seed with our edit. In each case, there is an understanding that commercial terms are expected to be in line with common industry standards and referenced trait fee ranges based on the specific traits in a specific crop and geography. With the exception of our Sclerotinia resistant trait, there is market data and industry information for the trait fee for each trait. Although our Sclerotinia disease trait does not have another disease trait to reference against, there are other traits such as the Bt traits for insect resistance for which market data and industry information provides ranges for determining trait fees as well as the cost of fungicide application to manage the disease. The process for determining trait fees is well established in the industry and involves determining the economic value of specific trait and determining the sharing arrangement between the farmer, the seed company customer and the trait developer.

Canola

We believe that the total market for Canola consists of approximately 50 million acres of crop across North America, the European Union, the United Kingdom, Ukraine, and Australia. The chart below summarizes information relating to our pipeline traits for Canola, including our beliefs with respect to the potential royalties available for Canola in our target market:

Trait	Stage of Development	Years of Field Trials(1)	Years from Edit to Initial Field Trials	Estimated Accessible Acres(2)	Estimated Trait Fee (per acre)(3)	Estimated Potential Target Market Royalties(4)(5)
PSR	Developed	5	3	27 million	$5-10	$200 million
Sclerotinia resistance	Advanced	2	3	30 million	$10-15	$300-$400 million
HT2	Advanced	1	4	20 million	$5-12	$225 million

Total:	—	—	—	80 million	—	$725-$875 million

(1)

Following greenhouse trait validation, field trials are generally conducted using customer-specific germplasm lines. “Years of Field Trials” indicate field trial years in which crop progressed to physiological maturity. Sclerotinia resistance is a multi-mode of action (MOA) trait, meaning that the trait operates through gene edits addressing multiple cellular processes or physiologies that are affected by the disease. For Sclerotinia resistance, years from edit to initial field trial is measured for each MOA as an independent trait with this chart presenting measurement for Canola in respect of the initial MOA.

(2)

“Accessible Acres” represent management’s estimate of the number of total acres for the specified geography on which seed with the specified Cibus trait will be planted, which is based on industry sources or references regarding the need for a specific trait in the specific crop and geography or specific jurisdiction, taking into account assumptions about competition, trait relevance, switching costs and adoption timeframes, and various other factors. Among other assumptions, management includes European Union acres in determining Accessible Acres. However, access to European Union acreage is dependent upon a favorable outcome of the EU legislative process with respect to a currently pending proposal. There can be no assurance that such a favorable outcome will be achieved.

(3)

“Trait Fees” represent management’s assumption regarding the potential per acre fee that we may receive in respect of the applicable trait, taking into account available market information regarding competitors’ current trait fees as well as assumptions regarding competition, trait relevance and trait value in specific geographies, and potential savings to farmers, switching costs and various other factors. Because Sclerotinia resistance is expected to be the first commercial disease trait, there are no directly comparable trait fee reference points. Management estimates that the Sclerotinia resistance Trait Fee will generally align with the relevant cost of fungicide applications, which are an alternative method to manage disease. See “Sclerotinia Trait Fees” below. For the remaining Trait Fees, management also takes into account comparable trait fees currently payable in respect of seeds containing existing commercial traits. Actual Target Market Royalties, if any, could be materially different than those expressed, implied, or anticipated by the estimates presented.

(4)

“Estimated Potential Target Market Royalties” represents (i) management’s estimates of Accessible Acres, times (ii) management’s estimate of the Trait Fee for the specific trait for a specific crop in a specific geography. These figures are calculated based on management estimates and assumptions, which are based on industry references and estimates of key data, such as the number of acres or percentage of total acres for which the trait would be relevant or where the applicable crop is impacted such that it would benefit from a specific trait. In each crop for each trait, the Accessible Acres may vary widely based on the trait, crop, geography or need. Cibus’ estimates of potential target market royalties also serves as the Company’s estimate of its peak sales for the specific trait and specific crop. This peak would generally be projected to occur several years after commercial availability of seed containing the applicable trait. Accordingly, such calculations should be considered illustrative.

(5)

Calculated based on a Total Canola Market of approximately 50 million total Canola acres in North America (24.2 million acres), Europe (including the European Union (15.3 million acres), the United Kingdom (0.9 million acres), and Ukraine (2.5 million acres)), and Australia (6.5 million acres), obtained from (i) Eurostat, the statistical office of the European Union (“Eurostat”), (as of 2023, with respect to the European Union), (ii) the United Kingdom’s Department for Environment Food & Rural Affairs (“DEFRA”) (as of 2022,

with respect to the United Kingdom), and (iii) the Food and Agriculture Organization of the United Nations (“FAO”) (as of 2021, with respect to Australia, North America and Ukraine). Potential Target Market Royalties is based on the Company’s estimate of Accessible Acres and Trait Fees.

We currently have 10 initial customers for our PSR trait in Canola, representing approximately 20 million customer Accessible Acres and approximately $150 million in potential initial customer royalties. This calculation of potential initial customer royalties is based on the estimated total number of Canola acres planted with seed sold by our customers. The calculation assumes 20 million acres for which Cibus’ Trait Fee will apply (i.e., on all of the customers’ Canola acres) and a potential Trait Fee of between $5 to $10 per acre. All 10 our initial customers’ elite germplasms have been edited, with two transferred back and up to another four expected to be transferred prior to the end of 2023.

Rice

We believe that the total market for Rice consists of approximately 15 million acres of crop across North America, Latin America and Europe (including the European Union, Albania, North Macedonia, the Republic of Moldova, Russia and Ukraine). The chart below summarizes information relating to our pipeline traits for Rice, including our beliefs with respect to the potential royalties available for Rice in our target market:

Trait	Stage of Development	Years of Field Trials(1)	Years from Edit to Initial Field Trials	Estimated Accessible Acres(2)	Estimated Trait Fee (per acre)(3)	Estimated Potential Target Market Royalties(4)(5)
HT1	Developed	5	3	3 million	$20-40	$80 million
HT3	Developed	2	3	3 million	$20-40	$80 million

Total	—	—	—	6 million	—	$160 million

(1)	See note 1 to the “Canola” table above.
(2)	See note 2 to the “Canola” table above.
(3)	See note 3 to the “Canola” table above.
(4)	See note 4 to the “Canola” table above.
(5)

Calculated based on a Total Rice Market of approximately 15 million total Rice acres in North America (2.5 million acres), Latin America (10.8 million acres) and Europe (including the European Union, Albania, North Macedonia, the Republic of Moldova, Russia and Ukraine) (1.5 million acres), each obtained from the FAO (as of 2021). Potential Target Market Royalties is based on the Company’s estimate of Accessible Acres and Trait Fees.

We currently have 3 initial customers for our HT1 and HT3 traits in Rice, representing approximately 3.0 million customer Accessible Acres and approximately $70 million in potential initial customer royalties. For HT1 and HT3, this calculation of potential initial customer royalties is based on the estimated total number of Rice acres planted with seed sold by our customers that we consider Accessible Acres. The calculation assumes 3.0 million acres for which our Trait Fee will apply and a potential Trait Fee of between $20 to $40 per acre in the specific geography. The initial edit for these traits have been returned to one customer, with transfers to the remaining customers expected by year end 2024.

Soybean

We are currently in the process of developing an editing platform for soybean. The key system work for this platform (i.e., edits in the single soybean cell) is expected to be completed in the fourth quarter of 2023, with the soybean platform expected to be operational (i.e., a full plant being regenerated from the edited single cell) in 2024.

We believe that the total market for Soybean consists of approximately 250 million acres of crop across North America, Latin America and Europe (including the European Union, Albania, North Macedonia, the Republic of Moldova, Russia and Ukraine). The chart below summarizes information relating to our pipeline traits for Soybean, including our beliefs with respect to the potential royalties available for Soybean in our target market:

Trait	Stage of Development	Years of Field Trials	Years from Edit to Initial Field Trials	Estimated Accessible Acres(1)	Estimated Trait Fee (per acre)(2)	Estimated Potential Target Market Royalties(3)(4)
Sclerotinia resistance	Advanced	Awaiting Platform	—	50 million	$10-15	$500-750 million
HT2	Advanced	Awaiting Platform	—	75 million	$5-12	$375 million

Total	—	—	—	125 million	—	$875-$1,125 million

(1)	See note 2 to the “Canola” table above.
(2)	See note 3 to the “Canola” table above.
(3)	See note 4 to the “Canola” table above.
(4)

Calculated based on a Total Soybean Market of approximately 250 million total Soybean acres in North America (91.6 million acres), Latin America (153.0 million acres) and Europe (including the European Union (2.5 million acres) and Ukraine (3.3 million acres)), obtained from Eurostat (as of 2023, with respect to the European Union) and from the FAO (as of 2021, with respect to North America, Latin America and the Ukraine).

Sclerotinia Trait Fees

Because Sclerotinia resistance is expected to be the first commercial disease trait, there are no directly comparable trait fee reference points. Management estimates that the Sclerotinia resistance Trait Fee will generally align with the relevant cost of fungicide applications, which are an alternative method to manage disease. Accordingly, in analyzing potential Sclerotinia Trait Fees, management, among other things, considers economic similarities to the Bt trait, a GMO trait that is used to control insects. A 2010 National Research Council study concurred that Bt crops led to reduced pesticide use and/or the use of pesticides with lower toxicity compared to those used on conventional crops.

Based on the underlying positive economics of the Bt trait, it is estimated by AgBioInvestor that the average trait fee paid by farmers for the Bt traits is $10-$20 per acre, with aggregate trait fees of $2.6 billion in corn, $0.7 billion in cotton and $0.5 billion in soy. At this price, it is also estimated that the Bt Trait is incorporated in the genetics of seeds that are planted on over 300 million acres. The annual royalties are estimated by AgBioInvestor to be approximately $4.0 billion. It is further estimated by AgBioInvestor that the GMO-based weed management traits are also planted on over 300 million acres and earn annual trait fees of approximately $4.0 billion.

Similar to the trait fees paid for the Bt trait, which we believe are based on acres lost to insects, we believe that fees for Sclerotinia resistance will also be based on acres lost to the disease, which can be significant. For example, in 2016, Sclerotinia stem rot was widespread in canola across much of Western Canada, with over 90% of surveyed fields showing symptoms of infection. Cibus estimates that approximately 30 million acres of canola could be impacted by Sclertoinia stem rot. The below chart demonstrates the impact of Sclertonia on crop loss and the potential trait fees that could be earned for the Sclerotinia resistance trait, as compared to the cost of fungicide needed to prevent potential crop loss:

Regulatory Matters

We plan to license our products globally into our key target agricultural markets, including the United States, Canada and, subject to pending regulatory developments, the European Union. Each country or region has sets of regulations that govern the use of gene editing technologies in plants. The regulations for gene edited products varies from country to country. In the United States, for example, Cibus works closely with the United States Department of Agriculture (“USDA”) and other agencies to ensure the compliance of certain technologies it has developed. Prior to August 2020, the USDA utilized a process known as AIR (“Am I Regulated?”), which was used by many companies to help evaluate the novel breeding technologies under the broad umbrella of gene editing. In 2020, Cibus had favorable letters for 14 AIRs filed with this agency for multiple modes of action associated with its traits.

Because of the use of transgenes and the integration of foreign DNA in GMO technologies, there are very severe regulations in many countries, ranging from outright bans to specific controls regarding the use of GMO technology. In light technological advances since the development of GMO technologies, there has been tremendous effort globally to develop separate regulations for gene editing technologies that did not integrate transgenes or foreign DNA. These efforts are focused on technologies whose genetic changes are similar to genetic changes from conventional breeding. Accordingly, there are global efforts seeking to regulate technologies that meet this standard in the same manner as the products of mutagenesis and traditional breeding. While we view the overall regulatory trajectory positively, regulatory change has encountered headwinds, including organized and vocal opponents of modifying existing, restrictive regulatory frameworks.

Below is a map graphically showing this global regulatory framework, which has been compiled from information published directly by government authorities as well as industry associations. As used in the chart below, “Regulatory Policy in Place” means that gene edited crops are regulated as conventional varieties and not GMOs, “Positive Policy Developments” means ongoing research regulations are in development but no current timeline or regulatory guidance and “Positive Policy Discussions Underway” means the regulatory status of gene editing of crops has not been determined.

Our “Up-C” Corporate Structure

We are a holding company with substantially all of our assets and operations conducted through Cibus Global, LLC (“Cibus Global”) and its subsidiaries. Our sole material asset consists of our interest in Cibus Global. We are the sole managing member of Cibus Global and are responsible for all operational, management and administrative decisions relating to Cibus Global’s business and consolidate the financial results of Cibus Global and its subsidiaries. Owners of Cibus Global’s Common Units (“Cibus Global Common Units”) other than us own a corresponding number of shares of our Class B common stock, par value $0.0001 per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “Shares”), which have voting (but no economic) rights with respect to Cibus, Inc.

Recent Developments

On October 20, 2023, we entered into a binding term sheet (the “Binding Term Sheet”) with our Chairman and Chief Executive Officer, Rory Riggs, pursuant to which a line of credit was made to us in the aggregate principal amount of $5,000,000. The Company expects that the Binding Term Sheet will be terminated concurrent with the closing of this offering, either in accordance with its terms or pursuant to an agreement of the parties.

As of September 30, 2023, we had $31.9 million of cash, cash equivalents, and restricted cash. Current liabilities were $25.1 million as of September 30, 2023.

In light of our financing needs and constraints on our capital resources, our Board of Directors is evaluating a full range of strategic alternatives to maximize stockholder value, which may include potential equity or debt financing transactions, business combination transactions (including an acquisition or merger transaction), sales of assets, licensing or other strategic transactions. Certain potential strategic transaction alternatives could (i) result in substantial additional dilution to existing stockholders, (ii) result in the issuance of securities with preferences over our existing Class A Common Stock and Class B Common Stock, (iii) subject us to covenants that impose operational restrictions, (iv) require us to relinquish potentially valuable rights to pipeline traits or proprietary technologies, (v) result in the granting of licenses on terms that are not favorable to us, or (vi) have a material adverse effect on the market price of our Class A common stock.

In addition, on October 18, 2023, we implemented a strategic realignment pursuant to which we initiated cost reduction initiatives designed to preserve capital resources for the advancement of our priority objectives, which initiatives included reductions in capital expenditures, streamlining of independent contractor utilization, and prioritization of near-term payment obligations. Our management continues to evaluate and closely manage our capital resources and initiatives in view of current constraints.

Company Information

Our principal executive offices are located at 6455 Nancy Ridge Drive, San Diego, CA 92121 and our telephone number is (858) 450-0008. Cibus’ filings with the SEC are posted on its corporate website at www.cibus.com. The information found on our website is not part of this prospectus.

THE OFFERING

Class A Common Stock offered by Us	shares of Class A Common Stock.

Pre-Funded Warrants offered by Us	Pre-Funded Warrants to purchase shares of Class A Common Stock. Each Pre-Funded Warrant will have an exercise price equal to $0.01 per share of Class A Common Stock and is immediately exercisable, subject to an ownership limitation, for one share of Class A Common Stock. The Pre-Funded Warrants will not expire. This prospectus supplement also relates to the shares of Class A Common Stock issuable upon the exercise of the Pre-Funded Warrants. See “Description of Securities—Pre-Funded Warrants to be Issued in this Offering.”

Offering Price	The offering price for each share of Class A Common Stock is $ , except for shares of Class A Common Stock purchased by an executive officer, which will have an offering price of $ per share, which is the closing bid price for shares of our Class A Common Stock on , 2023. The offering price for each Pre-Funded Warrant is $ , which is the closing bid price for shares of our Class A Common Stock on , 2023, minus $0.01, which is the exercise price of each Pre-Funded Warrant.

Insider Participation	The Pre-Funded Warrants shall be purchased by an executive officer of the Company.

Shares outstanding immediately after this offering	shares of Class A Common Stock, assuming no exercise of Pre-Funded Warrants sold by us, and 4,642,636 shares of Class B Common Stock.

Use of proceeds	We estimate that net proceeds from this offering will be approximately $ million, after deducting underwriting discounts and commissions and our estimated expenses related to the offering.

We intend to use the net proceeds from this offering to fund further development of new and existing seed traits, including in Canola and Rice, Trait Machine maintenance, research and development and working capital and general corporate purposes. See the section titled “Use of Proceeds.”

Risk factors	Investment in our securities involves a high degree of risk. You should read the section titled “Risk Factors” in this prospectus supplement and in the documents incorporated by reference into this prospectus supplement for a discussion of factors to consider before deciding to purchase our securities offered in this offering.

Nasdaq Global Market symbol	The Class A Common Stock is traded on Nasdaq under the symbol “CBUS.”

There is no established public trading market for the Pre-Funded Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system. Without an active trading market, we expect the liquidity of the Pre-Funded Warrants will be limited.

The number of Shares to be outstanding after this offering is based on 16,659,996 shares of Class A Common Stock and 4,642,636 shares of Class B Common Stock outstanding as of September 30, 2023 and excludes as of that date:

•	945,780 shares of restricted Class A Common Stock, which are subject to vesting conditions;

•	109,551 shares of Class A Common Stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $367.46 per share;

•	198,199 shares of Class A Common Stock issuable upon the vesting and settlement of restricted stock units outstanding;

•	1,923,341 shares of Class A Common Stock reserved for future issuance under the Cibus, Inc. 2017 Omnibus Plan, as amended (the “Plan”); and

•	158,483 shares of Class A Common Stock issuable upon exercise of outstanding warrants to purchase Class A Common Stock, each with an exercise price of $69.04 per share (“Common Warrants”).

Unless otherwise stated, information in this prospectus supplement assumes:

•	no further exercise of outstanding options or Common Warrants;

•

no future issuances by us of shares of our Class A Common Stock or securities convertible into or exercisable for our Class A Common Stock, including as part of any future offerings of such securities; and

•	no exercise of the Pre-Funded Warrants.

RISK FACTORS

You should consider carefully the risks described below and those risk factors described in Exhibit 99.3 to our Current Report on Form 8-K filed on June 1, 2023, as updated by the risk factors under the heading “Item 8.01 - Other Events - Supplemental Risk Factors” in the Company’s Current Report on Form 8-K filed on October 18, 2023, each as may be updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this prospectus supplement in their entirety, together with other information in this prospectus supplement and the information and documents incorporated by reference in this prospectus supplement and any free writing prospectus that we may authorize for use in connection with this offering before you make a decision to invest in our securities. If any of these risks actually occur, our business, operating results, prospects or financial condition could be harmed. This could cause the trading price of the Class A Common Stock to decline and you may lose all or part of your investment. The risks below and incorporated by reference in this prospectus supplement are not the only ones we face. Additional risks not currently known to us or that we currently deem immaterial may also affect our business operations. Please also read carefully the section below titled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Relating to the Offering

If you purchase securities in this offering, you will experience immediate dilution.

The offering price of the Class A Common Stock (or, in the case of Pre-Funded Warrants, the offering price per Pre-Funded Warrant, plus the exercise price of $0.01) exceeds the net tangible book value per share of Class A Common Stock as of September 30, 2023, before giving effect to this offering. Accordingly, purchasers of Class A Common Stock in this offering (excluding the executive officer purchasing Class A Common Stock) will incur immediate dilution of approximately $                per share, representing the difference between the offering price of $                 per share of Class A Common Stock and our as adjusted net tangible book value per share as of September 30, 2023, after giving effect to this offering. The executive officer purchasing Class A Common Stock in this offering will incur immediate dilution of approximately $                per share, representing the difference between the offering price of $                per share of Class A Common Stock to such executive officer and our as adjusted net tangible book value per share as of September 30, 2023, after giving effect to this offering. Purchasers of Pre-Funded Warrants in this offering will incur immediate dilution of approximately $                per share, representing the difference between the offering price of $                 per Pre-Funded Warrant, plus the exercise price of $0.01, and our as adjusted net tangible book value per share as of September 30, 2023, after giving effect to this offering. For a further description of the dilution that you will experience immediately after this offering, see the section in this prospectus supplement entitled “Dilution” beginning on page S-20.

Our ability to continue as a going concern will depend on our ability to obtain additional financing in the near term.

As of September 30, 2023, we had $31.9 million of cash, cash equivalents, and restricted cash. Current liabilities were $25.1 million as of September 30, 2023.

Even if this offering is successful, there will continue to be substantial doubt about our ability to continue as a going concern in the absence of additional financing. To finance our continued operations under our current business plan over the next 12 months, we will need to raise additional capital, including after giving effect to this offering. Such financing may not be available within our required timeframes, on acceptable terms, or at all.

In light of the foregoing needs and constraints on our capital resources, our Board of Directors is evaluating a full range of strategic alternatives to maximize shareholder value, which may include potential equity or debt financing transactions, business combination transactions (including an acquisition or merger transaction), sales of assets, licensing or other strategic transactions. Certain potential strategic transaction alternatives could

(i) result in substantial additional dilution to existing stockholders, (ii) result in the issuance of securities with preferences over Cibus’ existing Common Stock, (iii) subject the Company to covenants that impose operational restrictions, (iv) require us to relinquish potentially valuable rights to pipeline traits or proprietary technologies, (v) result in the granting of licenses on terms that are not favorable to the Company, or (vi) have a material adverse effect on the market price of the Class A Common Stock.

In addition, on October 18, 2023, Cibus implemented a strategic realignment pursuant to which we initiated cost reduction initiatives designed to preserve capital resources for the advancement of Cibus’ priority objectives, which initiatives included reductions in capital expenditures, streamlining of independent contractor utilization, and prioritization of near-term payment obligations. Cibus’ management continues to evaluate and closely manage its capital resources and initiatives in view of current constraints.

If we fail to obtain substantial funding or consummate a strategic transaction in the next several months and are unable to continue as a going concern, we may be required to discontinue or delay one or more of our development programs or to wind-down our business through the initiation of bankruptcy proceedings. In the event of a wind-down, it is likely that holders of our Common Stock, including investors in this offering, will lose all or part of their investment. If we seek additional financing to fund our business activities in the future and there is substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms or at all.

You may experience future dilution as a result of future equity offerings.

Sales of shares of our Class A Common Stock result in dilution to our stockholders. We expect in the future to seek to raise additional equity financing, including through the offer of additional shares of Class A Common Stock or other securities convertible into or exchangeable for Class A Common Stock. Such sales may include sales of Class A Common Stock pursuant to a sales agreement or equity distribution agreement between us and one or more sales agents, pursuant to which we may, from time to time, sell shares of our Class A Common Stock in an at-the-market offering program. Moreover, such additional equity offerings may occur in the near term following this offering.

We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price paid by investors in this offering for a share of Class A Common Stock or a Pre-Funded Warrant and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of Class A Common Stock or other securities convertible into or exchangeable for Class A Common Stock in future transactions may be higher or lower than the price per share of Class A Common Stock or Pre-Funded Warrant in this offering.

Furthermore, if outstanding options or warrants, including the Pre-Funded Warrants issued in this offering, are exercised, you could experience further dilution. As of September 30, 2023, approximately 7,033,893 shares of Class A Common Stock are either issuable upon conversion of shares of Class B Common Stock, issuable upon exercise of outstanding options, issuable upon vesting and settlement of outstanding restricted stock units, issuable upon exercise of the Common Warrants, or reserved for future issuance under our Plan and are eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules.

If our large stockholders sell a substantial number of shares of Class A Common Stock in either the private or public markets, the market price of the Class A Common Stock could decrease materially. The perception in the public market that these stockholders might sell Class A Common Stock could also depress the market price of the Class A Common Stock and could impair our future ability to obtain capital, especially through an offering of equity securities.

Additionally, shares of Class A Common Stock issued or issuable under its equity incentive plans to employees and directors have been registered on Form S-8 registration statements and may be freely sold in the public market upon issuance.

The Pre-Funded Warrants are speculative in nature.

Commencing on the date of issuance, holders of Pre-Funded Warrants may exercise their right to acquire Class A Common Stock and pay an exercise price per share equal to $0.01 per share, subject to certain adjustments, without expiration. Following this offering, the market value of the Pre-Funded Warrants, if any, is uncertain and there can be no assurance that the market price of the Class A Common Stock will ever equal or exceed their imputed offering price.

There is no public market for the Pre-Funded Warrants being offered in this offering.

There is no established public trading market for the Pre-Funded Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of the Pre-Funded Warrants will be limited.

Holders of the Pre-Funded Warrants will have no rights as a holder of Class A Common Stock until such holders exercise their Pre-Funded Warrants and acquire Class A Common Stock.

Until you acquire shares of Class A Common Stock upon exercise of your Pre-Funded Warrants, you will have no rights with respect to the shares of Class A Common Stock underlying such Pre-Funded Warrants. Upon exercise of your Pre-Funded Warrants, you will be entitled to exercise the rights of a holder of Class A Common Stock only as to matters for which the record date occurs after the exercise date.

We will not receive any meaningful amount of additional funds upon the exercise of the Pre-Funded Warrants.

Each Pre-Funded Warrant will be exercisable until it is fully exercised and by means of payment of a $0.01 cash purchase price upon exercise or by means of a “cashless exercise” according to a formula set forth in the Pre-Funded Warrant. Accordingly, we will not receive any meaningful additional funds upon the exercise of the Pre-Funded Warrants.

Significant holders or beneficial holders of shares of the Class A Common Stock may not be permitted to exercise the Pre-Funded Warrants that they hold.

A holder of a Pre-Funded Warrant will not be entitled to exercise any portion of any Pre-Funded Warrant that, upon giving effect to such exercise, would cause the combined voting power of our securities beneficially owned by such holder (together with its affiliates) to exceed 19.99% of the combined voting power of all of our securities outstanding immediately after giving effect to the exercise as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. In addition, investors can choose to limit the exercise of any portion of any Pre-Funded Warrant that, upon giving effect to such exercise, would cause in aggregate number of shares of our Class A Common Stock beneficially owned by such holder (together with its affiliates) to exceed 4.99% or 9.99% of the number of shares of our Class A Common Stock immediately after giving effect to the exercise. As a result, you may not be able to exercise your Pre-Funded Warrants for shares of Class A Common Stock at a time when it would be financially beneficial for you to do so. In such a circumstance, you could seek to sell your Pre-Funded Warrants to realize value, but you may be unable to do so in the absence of an established trading market and due to applicable transfer restrictions.

Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

Our management will have broad discretion to use the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. You will not have the opportunity to influence our decisions on how to use the proceeds, and we may not apply the net proceeds of this offering in ways that increase the value of your investment. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business. Pending their use, we intend to invest the net proceeds from this offering in marketable securities that may include investment-grade interest-bearing securities, money market accounts, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government in accordance with our investment policy. These investments may not yield a favorable return to our stockholders. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

We have not paid dividends in the past and do not expect to pay dividends in the future, and, as a result, any return on investment may be limited to the value of the Class A Common Stock (including the Class A Common Stock issuable upon exercise of Pre-Funded Warrants).

We have never paid dividends and do not anticipate paying dividends in the foreseeable future. The payment of dividends will depend on our earnings, capital requirements, financial condition, prospects and other factors our board of directors may deem relevant. If we do not pay dividends, the Class A Common Stock (including the Class A Common Stock issuable upon exercise of Pre-Funded Warrants) may be less valuable because a return on your investment will only occur if the price per share of Class A Common Stock appreciates and you sell the Class A Common Stock thereafter.

Risks Related to Ownership of Class A Common Stock

The market price of the Class A Common Stock has been and could remain volatile, which could adversely affect the market price of the Class A Common Stock.

The market price the Class A Common Stock has experienced, and may continue to experience, volatility in response to various factors. Between the closing date of our merger with Cibus Global on May 31, 2023 and December 8, 2023, the closing price of the Class A Common Stock on the Nasdaq Capital Market fluctuated from a high of $31.50 per share to a low of $9.99 per share. Some factors that may cause the market price of the Class A Common Stock to fluctuate include our quarterly operating results, our perceived prospects or the perceptions of the market of our pipeline, new products or technologies, changes in securities analysts’ recommendations or earnings estimates and our ability to meet such estimates, changes in general conditions in the economy or the financial markets, capital raising activity and other developments affecting us or our competitors.

These and other market and industry factors may cause the market price and demand for the Class A Common Stock to fluctuate substantially, regardless of our actual operating performance, which may limit or prevent investors from readily selling their Class A Common Stock at a favorable price or at all and may otherwise negatively affect the liquidity of the Class A Common Stock.

If securities or industry analysts do not publish research or reports about our business, or if they issue adverse or misleading opinions regarding our Class A Common Stock, the price of the Class A Common Stock and trading volume could decline.

The trading market for the Class A Common Stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or the performance of the Class A Common Stock, or if our operating results fail to meet the expectations of analysts, the price of the Class A Common Stock would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause the price of the Class A Common Stock or trading volume to decline.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus supplement contains or incorporates by reference information that includes or is based upon “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933 and the rules and regulations promulgated thereunder (the “Securities Act”) and Section 21E of the Exchange Act. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. In some cases, you can identify these statements by forward-looking words such as “anticipates,” “believes,” “continue,” “estimates,” “expects,” “may,” “might,” “plans,” “potential” “predicts,” “should,” “target,” “will,” or the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance; estimates of our accessible acres, trait fees, or resulting potential royalties; estimates regarding our ability to enter commercial agreements with our customers; estimates regarding the number of our customer’s acres that will be accessible to us; our anticipated growth strategies; and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements.

There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including, without limitation, factors relating to:

•	risks associated with the possible failure to realize certain anticipated benefits of the transaction contemplated by our merger with Cibus Global (the “Merger Transactions”);

•	the effect of the completion of the Merger Transactions on our business relationships, operating results, and business generally;

•	changes in expected or existing competition;

•	challenges to our intellectual property protection and unexpected costs associated with defending intellectual property rights;

•	increased or unanticipated time and resources required for our platform or trait product development efforts;

•	our reliance on third parties in connection with our development activities;

•	challenges associated with our ability to effectively license our productivity traits and sustainable ingredient products;

•	the risk that farmers do not recognize the value in germplasm containing our traits or that farmers and processors fail to work effectively with crops containing our traits;

•	challenges that arise in respect of our production of high-quality plants and seeds cost effectively on a large scale;

•	our need for additional near-term funding to finance our activities and challenges in obtaining additional capital on acceptable terms, or at all;

•	our dependence on distributions from Cibus Global to pay taxes and cover our corporate and overhead expenses;

•	regulatory developments that disfavor or impose significant burdens on gene-editing processes or products;

•	our ability to achieve commercial success;

•	commodity prices and other market risks facing the agricultural sector;

•	technological developments that could render our technologies obsolete;

•

impacts of our headcount reductions and other cost reduction measures, which may include operational and strategic challenges, and their ability to extend the period of time through which our capital resources are sufficient to finance our operations;

•	changes in macroeconomic and market conditions, including inflation, supply chain constraints, and rising interest rates;

•	dislocations in the capital markets and challenges in accessing liquidity and the impact of such liquidity challenges on our ability to execute on our business plan; and

•

other important factors discussed in “Risk Factors of Cibus, Inc.” filed as Exhibit 99.3 with our Current Report on Form 8-K, which was filed with the SEC on June 1, 2023, under the heading “Item 8.01 - Other Events - Supplemental Risk Factors” in the Company’s Current Report on Form 8-K filed on October 18, 2023, and any additional “Risk Factors” identified in our subsequent reports on Forms 10-Q and 8-K filed with the SEC, which are incorporated by reference into this prospectus supplement.

While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on our consolidated financial condition, results of operations or liquidity. Therefore, you should not rely on any of these forward-looking statements.

Should one or more of the risks or uncertainties described in this prospectus supplement occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this prospectus supplement are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Any forward-looking statement made by us in this prospectus supplement is based only on information currently available to us and speaks only as of the date hereof. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements after the date of this prospectus supplement, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

You should read this prospectus supplement together with the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we currently expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

USE OF PROCEEDS

We estimate that the net proceeds it we receive from this offering will be approximately $        million after deducting the underwriting discounts and commissions and estimated offering expenses payable by us and excluding the proceeds, if any, from the subsequent exercise of the Pre-Funded Warrants.

We currently intend to use the net proceeds from this offering for to fund further development of new and existing seed traits, including in Canola and Rice, Trait Machine maintenance, research and development and working capital and general corporate purposes.

We have not determined the amounts that we plan to spend on any specific area or the timing of such expenditures. Accordingly, our management will have broad discretion to use the net proceeds from this offering. Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in marketable securities that may include investment-grade interest-bearing securities, money market accounts, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government in accordance with our investment policy.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings to invest in our business and do not expect to pay any dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements and general business conditions and other factors that our board of directors may deem relevant.

DESCRIPTION OF SECURITIES

General

Our total number of authorized shares of capital stock consists of (i) 210,000,000 shares of Class A Common Stock, (ii) 90,000,000 shares of Class B Common Stock, and (iii) 10,000,000 shares of preferred stock, par value of $0.0001 per share (“Preferred Stock”). As of December 7, 2023, we had outstanding 16,839,384 shares of Class A Common Stock, 4,642,636 shares of Class B Common Stock and no shares of Preferred Stock.

Class A Common Stock

The Class A Common Stock is listed on Nasdaq under the symbol “CBUS”. The transfer agent and registrar for the Class A Common Stock is Broadridge Corporate Issuer Solutions, LLC. The transfer agent’s address is 1155 Long Island Avenue, Edgewood, NY 11717.

The material terms of the Class A Common Stock are described under the heading “Description of Capital Stock” in the accompanying prospectus.

Pre-Funded Warrants to be Issued in this Offering

The following is a summary of the material terms and provisions of the Pre-Funded Warrants that are being offered hereby. This summary is subject to and qualified in its entirety by the form of Pre-Funded Warrants, which will be filed with the SEC as an exhibit to a Current Report on Form 8-K in connection with this offering and incorporated by reference into the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

Form

The Pre-Funded Warrants will be issued as an individual warrant agreement to each purchaser of Pre-Funded Warrants. The warrant agreement will be certificated.

Term

The Pre-Funded Warrants will not expire until they are fully exercised.

Exercisability

The Pre-Funded Warrants are exercisable at any time until they are fully exercised. The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice and payment of the exercise price. No fractional shares of Class A Common Stock will be issued in connection with the exercise of a Pre-Funded Warrant. The holder of the Pre-Funded Warrants may also satisfy its obligation to pay the exercise price through a “cashless exercise,” in which the holder receives the net value of the Pre-Funded Warrant in shares of Class A Common Stock determined according to the formula set forth in the Pre-Funded Warrant.

Exercise Limitations

We may not effect the exercise of any Pre-Funded Warrant if such exercise would cause the combined voting power of our securities beneficially owned by such holder (together with such holder’s affiliates) to exceed 19.99% of the combined voting power of all of our securities outstanding immediately after giving effect to the exercise as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. In addition, investors can choose to limit the exercise of any portion of any Pre-Funded Warrant that, upon giving effect to such exercise, would cause in aggregate number of shares of our Class A Common Stock beneficially owned by such holder (together with such holder’s affiliates) to exceed 4.99% or 9.99% of the number of shares of our Class A Common Stock immediately after giving effect to the exercise; however, any holder of a Pre-Funded Warrant may increase or decrease such percentage, but in no event in excess of 19.99% of the combined voting power of all of our securities outstanding immediately after giving effect to the exercise, upon at least 61 days’ prior written notice from the holder to us.

Antidilution and Other Adjustments

The exercise price of the Pre-Funded Warrants for shares of Class A Common Stock to be issued upon the exercise of the Pre-Funded Warrants is $0.01 per share. The exercise price of the Pre-Funded Warrants and the number of shares of Class A Common Stock issuable upon exercise of the Pre-Funded Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the shares of Class A Common Stock, as well as upon any distribution of assets, including cash, stock or other property, to our stockholders. The exercise price of the Pre-Funded Warrants will not be adjusted below the par value per share of Class A Common Stock.

Subject to applicable laws, the Pre-Funded Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing

We do not intend to list the Pre-Funded Warrants on Nasdaq, any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions

Upon the consummation of a fundamental transaction (as described in the Pre-Funded Warrants, and generally including any reorganization, recapitalization or reclassification of shares of Class A Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of the outstanding Shares, or any person or group becoming the beneficial owner of 50% of the voting power of the outstanding Shares), the holders of the Pre-Funded Warrants will be entitled to receive, upon exercise of the Pre-Funded Warrants, the kind and amount of securities, cash or other property that such holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction, without regard to any limitations on exercise contained in the Pre-Funded Warrants. Notwithstanding the foregoing, in the event of a fundamental transaction where the consideration consists solely of cash, solely of marketable securities or a combination of cash and marketable securities, then each Pre-Funded Warrant shall automatically be deemed to be exercised in full in a cashless exercise effective immediately prior to and contingent upon the consummation of such fundamental transaction.

Rights as a Stockholder

Except by virtue of such holder’s ownership of shares of Class A Common Stock, the holder of a Pre-Funded Warrant does not have the rights or privileges of a holder of shares of Class A Common Stock, including any voting rights, until such holder exercises the Pre-Funded Warrant.

DILUTION

If you invest in the Class A Common Stock or Pre-Funded Warrants in this offering, your ownership interest will be diluted to the extent of the difference between the offering price per share of Class A Common Stock or per Pre-Funded Warrant, as applicable, and the as adjusted net tangible book value per share of our Class A Common Stock immediately after this offering.

Our net tangible book value (deficit) as of September 30, 2023 was $(127.7) million, or $(7.25) per share. Net tangible book value (deficit) per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of Class A Common Stock outstanding as of September 30, 2023. Dilution in net tangible book value (deficit) per share of Class A Common Stock represents the difference between the amount per share paid by purchasers of shares of Class A Common Stock in this offering and the as adjusted net tangible book value (deficit) per share of Class A Common Stock immediately after giving effect to this offering.

After giving effect to the sale of                shares of Class A Common Stock and Pre-Funded Warrants to purchase                shares of Class A Common Stock in this offering by us at the offering price of $                 per share of Class A Common Stock, $                 per share of Class A Common Stock purchased by executive officers (which equals the closing bid price per share of Class A Common Stock on                 , 2023) and $                per Pre-Funded Warrant (which equals the closing bid price per share of Class A Common Stock on                , 2023, minus the $0.01 per share exercise price of each such Pre-Funded Warrant) (and excluding shares of Class A Common Stock issued upon exercise of the Pre-Funded Warrants or any resulting accounting associated therewith), and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as-adjusted net tangible book value (deficit) as of September 30, 2023 would have been $                 million, or $                per share. This represents an immediate decrease in net tangible book deficit of $                per share to existing stockholders and an immediate dilution of $                per share to investors participating in this offering, as illustrated in the following table:

Offering price per share of Class A Common Stock		$
Offering price per share of Class A Common Stock to executive officers		$
Offering price per Pre-Funded Warrant		$
Net tangible book value (deficit) per share as of September 30, 2023	$(7.25)
Increase in net tangible book value (deficit) per share attributable to this offering

As adjusted net tangible book value (deficit) per share as of September 30, 2023, after giving effect to this offering

Dilution per share to investors purchasing Class A Common Stock in this offering		$

Dilution per share to executive officer purchasing Class A Common Stock in this offering		$

Dilution per share to investors purchasing Pre-Funded Warrants in this offering		$

The above discussion and table are based on 17,605,776 shares outstanding as of September 30, 2023 (which amount includes the 945,780 shares of restricted Class A Common Stock, which are subject to vesting conditions), and excludes as of that date:

•	shares of Class A Common Stock issuable upon the exercise of the Pre-Funded Warrants;

•	4,642,636 shares of Class B Common Stock;

•	109,551 shares of Class A Common Stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $367.46 per share;

•	198,199 shares of Class A Common Stock issuable upon the vesting and settlement of restricted stock units outstanding;

•	1,923,341 shares of Class A Common Stock reserved for future issuance under the Plan; and

•	158,483 shares of Class A Common Stock issuable upon exercise of outstanding Common Warrants.

The above illustration of dilution per share to investors participating in this offering assumes no further exercise of outstanding options or Common Warrants, no future issuances by us of shares of our Class A Common Stock or securities convertible into or exercisable for our Class A Common Stock, and no exercise of the Pre-Funded Warrants. To the extent that any outstanding options are exercised or other shares are issued upon vesting of outstanding awards or otherwise, there will be further dilution to new investors.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement, each of the underwriters named below has severally agreed to purchase from us the aggregate number of shares of Class A Common Stock, Class A Common Stock to be purchased by an executive officer and Pre-Funded Warrants set forth opposite its name below:

Underwriters	Number of Shares of Class A Common Stock	Number of Shares of Class A Common Stock Purchased by an Executive Officer	Number of Pre-Funded Warrants
Stifel, Nicolaus & Company, Incorporated
Canaccord Genuity LLC
Total

The underwriting agreement provides that the obligations of the underwriters are subject to various conditions, including approval of legal matters by counsel. The nature of the underwriters’ obligations commits them to purchase and pay for all of the shares of Class A Common Stock and Pre-Funded Warrants listed above if any are purchased. If an underwriter defaults in its purchase obligation, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

Stifel, Nicolaus & Company, Incorporated and Canaccord Genuity LLC are acting as representatives of the underwriters, and expect to deliver the shares of Class A Common Stock and Pre-Funded Warrants to purchasers on or about                 , 2023.

Commissions and Discounts

The underwriters propose to offer the shares of Class A Common Stock and Pre-Funded Warrants directly to the investors at the applicable offering prices set forth on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of $        per share of Class A Common Stock, $         per share of Class A Common Stock purchased by an executive officer or $        per Pre-Funded Warrant, as applicable. After this offering, the offering price, concessions and other selling terms may be changed by the underwriters. The shares of Class A Common Stock and Pre-Funded Warrants are offered subject to receipt and acceptance by the underwriters and to the other conditions, including the right to reject orders in whole or in part.

The following table summarizes the compensation to be paid to the underwriters by us and the proceeds, before expenses, payable to us:

	Per Share of Class A Common Stock	Per Share of Class A Common Stock Purchased by an Executive Officer	Per Pre-Funded Warrant	Total
Offering price
Underwriting discounts and commissions
Proceeds, before expenses, to us(1)

(1)	Does not give effect to any exercise of the Pre-Funded Warrants being issued in this offering.

We have agreed to pay the underwriters underwriting discounts and commissions equal to 4.75% of the aggregate gross proceeds in this offering and no underwriting discounts and commissions for sales to an executive officer of the Company. We have also agreed to reimburse the underwriters at closing for legal and other expenses incurred by them in connection with the offering in an amount not to exceed $150,000. In addition, we have also agreed to pay March Capital Corporation a fee of $                 in connection with the participation of certain investors in this offering.

Indemnification of Underwriters

We will indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of our representations and warranties contained in the underwriting agreement.

If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

No Sales of Similar Securities by Officers and Directors

Our executive officers, our directors and certain of our stockholders have agreed, subject to customary exceptions, not to offer, sell, agree to sell, directly or indirectly, otherwise dispose of or take certain other actions with respect to any shares of Class A Common Stock or any securities convertible into or exchangeable for shares of Class A Common Stock, except for the shares of Class A Common Stock offered in this offering without the prior written consent of Stifel, Nicolaus & Company, Incorporated, for a period of 90 days after the date of this prospectus supplement. Further, we have agreed, subject to certain exceptions (including sales pursuant to an at-the-market equity offering) not to offer, sell, agree to sell, directly or indirectly, otherwise dispose of or take certain other actions with respect to any shares of Class A Common Stock or any securities convertible into or exchangeable for shares of Class A Common Stock, except for the shares of Class A Common Stock offered in this offering, without the prior written consent of Stifel, Nicolaus & Company, Incorporated and Canaccord Genuity LLC for a period of 30 days after the date of this prospectus supplement.

Nasdaq Listing

Our Class A Common Stock is quoted on Nasdaq under the symbol “CBUS.” There is no established public trading market for the Pre-Funded Warrants, and we do not expect a market to develop. We do not plan on making an application to list the Pre-Funded Warrants on Nasdaq, any securities exchange or any recognized trading system.

Stabilizing Transactions and Penalty Bids

In order to facilitate this offering, persons participating in this offering may engage in transactions that stabilize, maintain, or otherwise affect the price of Class A Common Stock during and after this offering. Specifically, the underwriters may engage in the following activities in accordance with the rules of the SEC.

Stabilizing transactions. The underwriters may make bids for or purchases of the shares of Class A Common Stock for the purpose of pegging, fixing or maintaining the price of the shares of Class A Common Stock, so long as stabilizing bids do not exceed a specified maximum.

Penalty bids. If the underwriters purchase shares of Class A Common Stock in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares of Class A Common Stock as part of this offering. Stabilization and syndicate covering transactions may cause the price of the shares of Class A Common Stock to be higher than it would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the price of the shares of Class A Common Stock if it discourages presales of the shares of Class A Common Stock.

The transactions above may occur on Nasdaq or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares of Class A Common Stock. If these transactions are commenced, they may be discontinued without notice at any time.

Other Relationships

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have provided in the past to us and our affiliates, and may in the future provide, various commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve and relate to our assets, securities or instruments (directly, as collateral securing other obligations or otherwise) or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long or short positions in such assets, securities and instruments.

Selling Restrictions

General

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required.

The shares of Class A Common Stock and Pre-Funded Warrants offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

No offer of securities described in this prospectus supplement may be made to the public in any member state of the European Economic Area (each, a “Member State”), other than under the following exemptions in the Prospectus Regulation:

(a)    to any legal entity which is a qualified investor as defined under Article 2(e) of the Prospectus Regulation;

(b)    to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2(e) of the Prospectus Regulation) in such Member State, subject to obtaining the prior consent of the underwriters; or

(c)    in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3(1) of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any securities or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with us and each of the underwriters that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation.

In the case of any securities being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the securities acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any securities to the public other than their offer or resale in a Member State to qualified investors as so defined or in circumstances in which the prior consent of their representative has been obtained to each such proposed offer or resale. Neither the issuer nor the underwriters have authorised, nor they authorise, the making of any offer of securities through any financial intermediary, other than offers made by the underwriters which constitute the final placement of securities contemplated in this document.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Member State means a communication to persons in any form and by any means, presenting sufficient information on the terms of the offer and the securities to be offered, so as to enable an investor to decide to purchase or subscribe for those securities and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129, as amended.

United Kingdom

In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the UK Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the securities in the United Kingdom within the meaning of the Financial Services and Markets Act 2000 (the “FSMA”).

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

In the case of any securities being offered to a financial intermediary as that term is used in Article 5(1) of the UK Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed to and with the issuer and the underwriter that the securities acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in the United Kingdom to qualified investors, in circumstances in which the prior consent of the underwriter has been obtained to each such proposed offer or resale. Neither the issuer nor the underwriters have authorised, nor do they authorise, the making of any offer of securities through any financial intermediary, other than offers made by the underwriters which constitute the final placement of securities contemplated in this document.

For the purposes of this provision, the expression an “offer to the public” in relation to the securities in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of United Kingdom law by virtue of the European Union (Withdrawal) Act 2018.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) may only be communicated or caused to be communicated in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply. All applicable provisions of the FSMA and the Order must be complied with in respect of anything done by any person in relation to the securities in, from or otherwise involving the United Kingdom.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us, or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Markets Rules of the Dubai Financial Services Authority, or the DFSA. This prospectus supplement is intended for distribution only to persons of a type specified in the Markets Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The securities to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document (including as defined in the Corporations Act 2001 (Cth) (the “Corporations Act”) has been or will be lodged with the Australian Securities and Investments Commission (“ASIC”), ASX Limited (the “ASX”) or any other governmental agency, in relation to the offering. This document does not constitute a prospectus, product disclosure statement or other disclosure document for the purposes of the Corporations Act and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. No action has been taken which would permit an offering of the Class A Common Stock or the Pre-Funded Warrants in circumstances that would require disclosure under Parts 6D.2 or 7.9 of the Corporations Act.

The Class A Common Stock and Pre-Funded Warrants may not be offered for sale, nor may application for the sale or purchase of any Class A Common Stock or Pre-Funded Warrants be invited in Australia (including an offer or invitation which is received by a person in Australia) and neither this prospectus supplement nor any other offering material or advertisement relating to the Class A Common Stock or Pre-Funded Warrants may be distributed or published in Australia unless, in each case:

(1)    the aggregate consideration payable on acceptance of the offer or invitation by each offeree or invitee is at least A$500,000 (or its equivalent in another currency, in either case, disregarding moneys lent by the person offering the Class A Common Stock and Pre-Funded Warrants or making the invitation or its associates) or the offer or invitation otherwise does not require disclosure to investors in accordance with Parts 6D.2 or 7.9 of the Corporations Act;

(2)    the offer, invitation or distribution complied with the conditions of the Australian financial services license of the person making the offer, invitation or distribution or an applicable exemption from the requirement to hold such license;

(3)    the offer, invitation or distribution complies with all applicable Australian laws, regulations and directives (including, without limitation, the licensing requirements set out in Chapter 7 of the Corporations Act);

(4)    the offer or invitation does not constitute an offer or invitation to a person in Australia who is a “retail client” as defined in section 761G of the Corporations Act; and

(5)    such action does not require any document to be lodged with the ASIC or the ASX.

The Class A Common Stock and Pre-Funded Warrants must not be offered for sale (or transferred, assigned or otherwise alienated) to any person located in, or a resident of, Australia for at least 12 months after the date of allotment under the offering, except in circumstances where the person is a person to whom a prospectus, product disclosure statement or other disclosure document is not required to be given under Parts 6D.2 or 7.9 of the Corporations Act, or where the sale offer is pursuant to a prospectus, product disclosure statement or other disclosure document prepared in accordance with Parts 6D.2 or 7.9 of the Corporations Act.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) and which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

This prospectus supplement and the accompanying prospectus have not been reviewed or approved by any regulatory authorities in Hong Kong, including the Securities and Futures Commission of Hong Kong and the Companies Registry of Hong Kong and neither has it been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus supplement and the accompanying prospectus may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. The recipients of this prospectus supplement and the accompanying prospectus are advised to exercise caution in relation to any offer of the securities. If recipients are in any doubt about any of the contents of this prospectus supplement and the accompanying prospectus, they should obtain independent professional advice. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that it, he or she is aware of the restriction on offers of the securities described in this prospectus supplement and the accompanying prospectus and the relevant offering documents and that it, he or she is not acquiring and has not been offered any securities in circumstances that contravene any such restrictions.

Japan

The securities have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act (Act No. 25 of April 13, 1948, as amended) (the “FIEA”). Accordingly, none of the securities nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the account of or the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the account or the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time, or the “SFA”) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investor) Regulations 2018 of Singapore, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)    a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)    a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

the securities or securities based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities or securities based derivatives contracts pursuant to an offer made under Section 275 of the SFA except:

(i)    to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4) of the SFA;

(ii)    where no consideration is or will be given for the transfer;

(iii)    where the transfer is by operation of law;

(iv)    as specified in Section 276(7) of the SFA; or

(v)    as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities based Derivative Contracts) Regulations 2018 of Singapore, or “Regulation 37A.”

Singapore Securities and Futures Act Product Classification

Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore (the “CMP Regulations 2018”), the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA) that the securities are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

China

This prospectus supplement does not constitute a public offer of the securities, whether by sale or subscription, in the PRC. The securities are not being offered or sold directly or indirectly in the PRC to or for the benefit of, legal or natural persons of the PRC.

Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the securities or any beneficial interest therein without obtaining all prior PRC’s governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this document are required by the issuer and its representatives to observe these restrictions.

Certain of the underwriters and their respective affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their respective affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Canada

This prospectus constitutes an “exempt offering document” for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the securities. No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this prospectus or on the merits of the securities and any representation to the contrary is an offence.

Canadian investors are advised that this prospectus has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this prospectus is exempt from the requirement that the company and the underwriters provide Canadian investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships that may exist between the company and the underwriters as would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

The offer and sale of the securities in Canada is being made on a private placement basis only and is exempt from the requirement that the company prepares and files a prospectus under applicable Canadian securities laws. Any resale of securities acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, pursuant to a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the securities outside of Canada.

Each Canadian investor who purchases securities will be deemed to have represented to the Company, the underwriters and to each dealer from whom a purchase confirmation is received, as applicable, that the investor is (i) purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Any discussion of taxation and related matters contained in this prospectus does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the securities and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the securities or with respect to the eligibility of the securities for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Securities legislation in certain of the Canadian jurisdictions provides certain purchasers of securities pursuant to an offering memorandum (such as this prospectus), including where the distribution involves an “eligible foreign security” as such term is defined in Ontario Securities Commission Rule 45-501 Ontario Prospectus and Registration Exemptions and in Multilateral Instrument 45-107 Listing Representation and Statutory Rights of Action Disclosure Exemptions, as applicable, with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum, or other offering document that constitutes an offering memorandum, and any amendment thereto, contains a “misrepresentation” as defined under applicable Canadian securities laws. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed under, and are subject to limitations and defenses under, applicable Canadian securities legislation. In addition, these remedies are in addition to and without derogation from any other right or remedy available at law to the investor.

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

New Zealand

The securities offered hereby have not been offered or sold, and will not be offered or sold, directly or indirectly in New Zealand and no offering materials or advertisements have been or will be distributed in relation to any offer of securities in New Zealand, in each case other than:

•	to persons whose principal business is the investment of money or who, in the course of and for the purposes of their business, habitually invest money;

•	to persons who in all the circumstances can properly be regarded as having been selected otherwise than as members of the public;

•

to persons who are each required to pay a minimum subscription price of at least NZ$500,000 for the securities before the allotment of those securities (disregarding any amounts payable, or paid, out of money lent by the issuer or any associated person of the issuer); or

•

in other circumstances where there is no contravention of the Securities Act 1978 of New Zealand (or any statutory modification or reenactment of, or statutory substitution for, the Securities Act 1978 of New Zealand).

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Subject to the limitations, assumptions and qualifications described herein, the following is a summary of certain U.S. federal income tax considerations of the purchase, ownership and disposition of shares of Class A Common Stock and the Pre-Funded Warrants issued pursuant to this offering. This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing U.S. Treasury regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service (the “IRS”), and judicial decisions, all as in effect as of the date of this prospectus supplement. These authorities are subject to change and to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to holders described in this discussion. There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor does it intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a holder of the purchase, ownership or disposition of Class A Common Stock or the Pre-Funded Warrants.

This discussion addresses only shares of the Class A Common Stock or the Pre-Funded Warrants that are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all the U.S. federal income tax consequences that may be relevant to particular holders in light of their individual circumstances, nor does it address any alternative minimum, Medicare contribution, estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes). It does not address holders that are subject to special rules, such as:

•	banks, insurance companies or other financial institutions;

•	tax-exempt organizations or governmental organizations;

•	brokers or dealers in securities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons who hold any of our Class A Common Stock as a position in a hedging transaction, “straddle,” “conversion transaction,” or other risk reduction transaction;

•	persons deemed to sell our Class A Common Stock or the Pre-Funded Warrants under the constructive sale provisions of the Code;

•

entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities such as subchapter S corporations (or investors in such entities or arrangements);

•	regulated investment companies or real estate investment trusts;

•	controlled foreign corporations, passive foreign investment companies or corporations that accumulate earnings to avoid U.S. federal income tax;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•	U.S. expatriates and former citizens or former long-term residents of the United States; or

•	holders that acquire our Class A Common Stock or the Pre-Funded Warrants through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

If a holder is a partnership or other pass-through entity (including an entity or arrangement treated as a partnership or other type of pass-through entity for U.S. federal income tax purposes), the U.S. federal income tax treatment of a partner or beneficial owner will generally depend on the status of such partner or beneficial owner and the entity’s activities. Partnerships, partners and beneficial owners in partnerships or other pass-through entities that own the Class A Common Stock or the Pre-Funded Warrants should consult their tax advisors as to the particular U.S. federal income tax considerations applicable to the acquisition, ownership and disposition of the Class A Common Stock or the Pre-Funded Warrants.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the Class A Common Stock or the Pre-Funded Warrants that, for U.S. federal income tax purposes, is:

•	an individual that is a citizen or resident of the United States;

•	a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•

a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

As used herein, the term “Non-U.S. Holder” means a beneficial owner, other than an entity treated as a partnership for U.S. federal income tax purposes, of the Class A Common Stock or the Pre-Funded Warrants that is for U.S. federal income tax purposes not a U.S. Holder.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE CLASS A COMMON STOCK AND THE PRE-FUNDED WARRANTS.

General Treatment of Pre-Funded Warrants

Although it is not entirely free from doubt, a Pre-Funded Warrant should be treated as a share of Class A Common Stock for U.S. federal income tax purposes and a holder of Pre-Funded Warrants should generally be taxed in the same manner as a holder of Class A Common Stock as described below. Accordingly, upon exercise, the holding period of a Pre-Funded Warrant should carry over to the share of Class A Common Stock received. Similarly, the tax basis of the Pre-Funded Warrant should carry over to the share of Class A Common Stock received upon exercise increased by the exercise price of $0.01. Holders should consult their tax advisors regarding the risks associated with the acquisition of a Pre-Funded Warrant pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes.

Tax Considerations Applicable to U.S. Holders

Distributions

We do not anticipate declaring or paying any cash dividends to holders of Class A Common Stock in the foreseeable future. If we make distributions of cash or other property on the Class A Common Stock (other than certain distributions of stock), such distributions will constitute dividends to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Dividends received by a corporate U.S. Holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by certain non-corporate U.S. Holders, including individuals, are generally taxed at the lower applicable capital gains rate provided certain holding period and other requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital and first be applied against and reduce a U.S. Holder’s adjusted tax basis in its shares of Class A Common Stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition of Class A Common Stock and Pre-Funded Warrants.”

The taxation of a distribution received with respect to a Pre-Funded Warrant is unclear, including any distribution to which a U.S. Holder is entitled upon exercise of the Pre-Funded Warrant. It is possible such a distribution would be treated as a distribution as described in this section, although other treatments may also be possible. U.S. Holders should consult their tax advisors regarding the proper treatment of any payments in respect of the Pre-Funded Warrants.

Sale or Other Taxable Disposition of Class A Common Stock and Pre-Funded Warrants

Upon the sale, exchange or other taxable disposition of shares of the Class A Common Stock or Pre-Funded Warrants, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property received upon the sale, exchange or other taxable disposition and such U.S. Holder’s adjusted tax basis in the shares of Class A Common Stock or Pre-Funded Warrants, as applicable. This capital gain or loss will be long term capital gain or loss if the U.S. Holder’s holding period in such shares of Class A Common Stock or Pre-Funded Warrants is more than one year at the time of the sale, exchange or other taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be subject to reduced rates of U.S. federal income tax. The deductibility of capital losses is subject to certain limitations.

Certain Adjustments to and Distributions on Pre-Funded Warrants

Under Section 305 of the Code, an adjustment to the number of shares of Class A Common Stock that will be issued on the exercise of the Pre-Funded Warrants, or an adjustment to the exercise price of the Pre-Funded Warrants (or in certain circumstances, there is a failure to make adjustments), may be treated as a constructive distribution to a U.S. Holder of the Pre-Funded Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in our earnings and profits as determined under U.S. federal income tax principles or our assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our stockholders). Such distributions will constitute dividends to the extent deemed paid out of our current or accumulated earnings and profits, as discussed above under “—Distributions.” U.S. Holders should consult their tax advisors regarding the proper treatment of any adjustments to the number of shares of Class A Common Stock that will be issued on the exercise of the Pre-Funded Warrants or the exercise price of the Pre-Funded Warrants.

Backup Withholding and Information Reporting

In general, backup withholding and information reporting requirements may apply to payments on the Class A Common Stock and to the receipt of proceeds on the sale, exchange or other taxable disposition of the Class A Common Stock or Pre-Funded Warrants. Backup withholding (currently at a rate of 24 percent) may apply if a U.S. Holder fails to furnish its taxpayer identification number, a U.S. Holder fails to certify under penalties of perjury that such taxpayer identification number is correct and that such U.S. Holder is not subject to backup withholding (generally on a properly completed and duly executed IRS Form W-9), the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends, or such U.S. Holder otherwise fails to comply with the applicable requirements of the backup withholding rules.

Certain U.S. Holders generally are not subject to backup withholding and information reporting requirements, provided that their exemptions from backup withholding and information reporting are properly established. Backup withholding is not an additional tax. Any amounts withheld from a payment to a U.S. Holder under the backup withholding rules generally will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided the required information is furnished to the IRS in a timely manner. U.S. Holders should consult their tax advisors regarding the application of backup withholding, the availability of an exemption from backup withholding, and the procedure for obtaining such an exemption, if available.

Tax Considerations Applicable to Non-U.S. Holders

Distributions

As mentioned above, we do not anticipate declaring or paying any cash dividends to holders of Class A Common Stock in the foreseeable future. However, distributions of cash or other property (other than certain distributions of stock) on the Class A Common Stock will constitute dividends to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Class A Common Stock, but not below zero. Any excess will be subject to the treatment as described below under “— Sale or Other Taxable Disposition of Class A Common Stock and Pre-Funded Warrants”.

Dividends paid to a Non-U.S. Holder that are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States generally will be subject to withholding tax at a 30-percent rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, the Non-U.S. Holder will be required to provide us or our paying agent with a properly executed applicable IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate successor form), as applicable, certifying under penalties of perjury that the Non-U.S. Holder is not a United States person and is eligible for the benefits under the applicable tax treaty. These forms may need to be periodically updated. If a Non-U.S. Holder holds the Class A Common Stock through a financial institution or other intermediary, the Non-U.S. Holder generally will be required to provide the appropriate documentation to the financial institution or other intermediary. A Non-U.S. Holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty who fails to timely provide an IRS Form W-8BEN or W-8BEN-E, as applicable, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim with the IRS.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder will generally be taxed on the dividends in the same manner as a U.S. Holder. In this case, the Non-U.S. Holder will be exempt from the withholding tax discussed in the preceding paragraph, although the Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI (or appropriate successor form) in order to claim an exemption from withholding. Such effectively connected dividends, although not subject to U.S. federal withholding tax, are subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates generally applicable to U.S. Holders. Dividends received by a corporate Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States) may be subject to an additional branch profits tax at a 30-percent rate (or such lower rate as may be specified by an applicable income tax treaty). Non-U.S. Holders should consult their tax advisors with respect to other U.S. tax consequences of the acquisition, ownership and disposition of the Class A Common Stock, including any applicable tax treaties that may provide for different rules.

As mentioned above, the taxation of a distribution received with respect to a Pre-Funded Warrant is unclear, including any distribution to which a Non-U.S. Holder is entitled upon exercise of the Pre-Funded Warrant. It is possible such a distribution would be treated as a distribution as described in this section, although other treatments may also be possible. Non-U.S. Holders should consult their tax advisors regarding the proper treatment of any payments in respect of the Pre-Funded Warrants.

Sale or Other Taxable Disposition of Class A Common Stock and Pre-Funded Warrants

Subject to the discussions below under “—Information Reporting and Backup Withholding” and “—FATCA,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale, exchange or other taxable disposition of the Class A Common Stock or the Pre-Funded Warrants unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•

we are or have been a “United States real property holding corporation,” as defined in the Code, at any time within the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period, whichever period is shorter, and the Non-U.S. Holder is not eligible for an exemption under an applicable income tax treaty.

We believe that we are not, and do not anticipate becoming, a United States real property holding corporation. Even if we are or have been a United States real property holding corporation during the specified testing period, as long as the Class A Common Stock is regularly traded on an established securities market (such as Nasdaq) at any time during the calendar year in which the disposition occurs, a Non-U.S. Holder will not be subject to U.S. federal income tax on the disposition of Class A Common Stock or the Pre-Funded Warrants if the Non-U.S. Holder does not own or has not owned (actually or constructively) more than 5 percent of the Class A Common Stock at any time during the shorter of the two periods mentioned above. Special rules may apply to the determination of the 5-percent threshold in the case of a Non-U.S. Holder of a Pre-Funded Warrants. Non-U.S. Holders are urged to consult their tax advisors regarding the effect of holding Pre-Funded Warrants on the calculation of such 5-percent threshold. Non-U.S. Holders should consult their tax advisors regarding the application of this regularly traded exception.

If a Non-U.S. Holder recognizes gain on a sale, exchange or other disposition of the Class A Common Stock or the Pre-Funded Warrants that is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder will generally be subject to U.S. federal income tax at the regular graduated U.S. federal income tax rates generally applicable to U.S. Holders. If the Non-U.S. Holder is a corporation, the Non-U.S. Holder may also be subject to the branch profits tax at a 30-percent rate or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. Holders should consult their tax advisors with respect to other U.S. tax consequences of the acquisition, ownership and disposition of the Class A Common Stock and the Pre-Funded Warrants, including the possible imposition of the branch profits tax.

Certain Adjustments to and Distributions on Pre-Funded Warrants

As discussed above under “—Tax Considerations Applicable to U.S. Holders—Certain Adjustments to and Distributions on Pre-Funded Warrants,” certain adjustments to the number of shares of Class A Common Stock on the exercise of the Pre-Funded Warrants, or an adjustment to the exercise price of the Pre-Funded Warrants (or certain failures to make adjustments), may be deemed to be the payment of a distribution with respect to the Pre-Funded Warrants. Such a deemed distribution could be deemed to be the payment of a dividend to a Non-U.S. Holder to the extent of our earnings and profits, notwithstanding the fact that such Holder will not receive a cash payment. In the event of such a deemed dividend, we may be required to withhold tax from subsequent distributions of cash or property to Non-U.S. Holders. Non-U.S. Holders should consult their tax advisors regarding the proper treatment of any adjustments to the Pre-Funded Warrants.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on the Class A Common Stock. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement. Unless a Non-U.S. Holder complies with certification procedures to establish that the Non-U.S. Holder is not a United States person, information returns may also be filed with the IRS in connection with the proceeds from a sale, exchange or other disposition of the Class A Common Stock or the Pre-Funded Warrants to or through the U.S. office (and, in certain cases, the foreign office) of a broker.

A Non-U.S. Holder may be subject to backup withholding (currently at a rate of 24 percent) on payments on the Class A Common Stock or on the proceeds from a sale, exchange or other disposition of the Class A Common Stock or the Pre-Funded Warrants unless the Non-U.S. Holder complies with certification procedures to establish that the Non-U.S. Holder is not a United States person or otherwise establishes an exemption. Compliance with the certification procedures required to claim a reduced rate of withholding under a treaty (including properly certifying non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 (or appropriate successor form)) generally will satisfy the certification requirements necessary to avoid backup withholding as well. Notwithstanding the foregoing, U.S. federal backup withholding may apply if the payor has actual knowledge, or reason to know, that a holder is a United States person.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules generally will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided the required information is furnished to the IRS in a timely manner. Non-U.S. Holders are urged to consult their tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

FATCA

Provisions of the Code commonly referred to as “FATCA” require withholding of 30 percent on payments of dividends on the Class A Common Stock, as well as payments of gross proceeds of dispositions of the Class A Common Stock and the Pre-Funded Warrants, to a “foreign financial institution” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied or an exemption applies. However, the IRS has issued proposed Treasury regulations that eliminate FATCA withholding on payments of gross proceeds (but not on payments of dividends). Pursuant to the preamble to the proposed Treasury regulations, any applicable withholding agent may (but is not required to) rely on this proposed change to FATCA withholding until final Treasury regulations are issued or the proposed Treasury regulations are withdrawn. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Non-U.S. Holders should consult their tax advisors regarding the effects of FATCA on their investments in the Class A Common Stock or the Pre-Funded Warrants.

We will not pay any additional amounts to Non-U.S. Holders with respect to any amounts withheld, including pursuant to FATCA.

THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF SHARES OF CLASS A COMMON STOCK AND PRE-FUNDED WARRANTS, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

LEGAL MATTERS

Jones Day, New York, New York, will pass upon the validity of the issuance of the securities offered hereby. Certain legal matters relating to the offering will be passed upon for the underwriters by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York.

EXPERTS

The financial statements of Cibus, Inc. (formerly Calyxt, Inc.) appearing in Cibus, Inc.’s Annual Report (Form 10-K/A) for the year ended December 31, 2022, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Cibus, Inc.’s ability to continue as a going concern as described in Note 2 to the financial statements), included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Cibus Global, LLC as of December 31, 2022 and 2021, and for the years then ended, incorporated by reference in this prospectus supplement and the accompanying prospectus have been so incorporated in reliance upon the report of BDO USA, LLP (n/k/a BDO USA, P.C.), independent auditor, incorporated herein by reference, given on the authority of said firm as experts in accounting and auditing. The report on the consolidated financial statements contains an explanatory paragraph regarding Cibus Global, LLC’s ability to continue as a going concern.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of Class A Common Stock and Pre-Funded Warrants offered hereby. This prospectus supplement and the accompanying prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed with the registration statement. For further information about us and the Class A Common Stock offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus supplement and the accompanying prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, are required to file periodic reports, proxy statements and other information with the SEC. We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov.

We make available free of charge, on or through the investor relations section of our website, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnished it to, the SEC. The information found on our website, www.cibus.com, other than as specifically incorporated by reference in this prospectus supplement, is not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-3 under the Securities Act, with the SEC with respect to the securities being offered pursuant to this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus omit certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus supplement and the accompanying prospectus. Statements in this prospectus supplement and the accompanying prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find Additional Information.” The documents we are incorporating by reference are (other than those documents or the portions of those documents not deemed to be filed):

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 2, 2023 (as amended by Amendment No.  1 on Form 10-K/A, filed with the SEC on March 3, 2023), including information specifically incorporated by reference into the Annual Report on Form  10-K (as amended on Form 10-K/A) from our definitive proxy statement for the 2023 Annual Meeting of Stockholders;

•	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2023, June 30, 2023 and September 30, 2023, filed with the SEC on May 3, 2023, August 10, 2023 and November 9, 2023, respectively;

•

our Current Reports on Form 8-K and Form 8-K/A, as applicable, filed on January  17, 2023, March 16,  2023, March 30,  2023, April 7,  2023, April 14,  2023, April 21, 2023, April 24, 2023, May 5, 2023, May  9, 2023, May 17, 2023, May  19, 2023, May  19, 2023, May 25, 2023, June 1, 2023, June 14, 2023, June 29, 2023, June 29, 2023, September  19, 2023, October  18, 2023, October  25, 2023, and November 9, 2023 (in each case, excluding any information furnished and not filed with the SEC); and

•

the description of our Class  A Common Stock contained in our Registration Statement on Form 8-A, filed on July 20, 2017, as the description therein has been updated and superseded by the description of capital stock contained in Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on June 29, 2023, including any amendments or reports filed for the purpose of updating the description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus supplement is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the shares of Class A Common Stock and Pre-Funded Warrants made by this prospectus supplement and will become a part of this prospectus supplement from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus supplement. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus supplement and the accompanying prospectus is delivered a copy of the documents incorporated by reference into this prospectus supplement. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus supplement and the accompanying prospectus, at no cost by writing or telephoning us at the following:

Cibus, Inc.

6455 Nancy Ridge Drive

San Diego, CA 92121

(858) 450-0008

Attention: Investor Relations

You may also access these documents, free of charge on the SEC’s website at www.sec.gov or on the “Investors” page of our website at www.cibus.com. Other than such documents, information contained on our website is not incorporated by reference into this prospectus supplement and the accompanying prospectus, and you should not consider any information on, or that can be accessed from, our website as part of this prospectus supplement or the accompanying prospectus.

This prospectus supplement and the accompanying prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into this registration statement. You should read the exhibits carefully for provisions that may be important to you.

PROSPECTUS

Cibus, Inc.

$200,000,000

Class A Common Stock

Preferred Stock

Depositary Shares

Warrants

Subscription Rights

Units

This prospectus relates to the offer and sale by us of up to an aggregate $200,000,000 of the securities identified above (the “securities”) of Cibus, Inc. (the “Company,” “we,” “our” or “us”).

This prospectus provides you with a general description of the securities offered hereby, including the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), and the general manner in which we will offer such securities. More specific terms of any securities that we offer may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. In addition, the Company may supplement, update or change any of the information contained in this prospectus by incorporating information by reference into this prospectus. References in this prospectus to the Company also refer to Calyxt, Inc. to the extent prior to the closing of the Company’s merger with Cibus Global, LLC (“Cibus Global”) on May 31, 2023.

We may offer and sell these securities separately or in combination from time to time in amounts, at prices and on terms to be determined by market conditions and other factors at the time of our offerings, including at prevailing market prices or at prices negotiated with buyers. We may offer and sell these securities through agents, through underwriters or dealers or directly to one or more purchasers, including existing stockholders. This prospectus provides you with a general description of these securities and the general manner in which we will offer the securities. Each time securities are offered, we will provide a prospectus supplement that will contain specific information about the terms of that offering. For example, any specific allocation of the net proceeds of an offering of securities to a specific purpose and any commissions or discounts payable to agents, dealers or underwriters will be determined at the time of the offering and will be described in any applicable prospectus supplement.

Our Class A Common Stock is traded on the Nasdaq Capital Market (“Nasdaq”) under the symbol “CBUS”. The closing price for our Class A Common Stock on October 24, 2023, was $13.82 per share, as reported on Nasdaq.

Investing in our securities involves risks. See “Risk Factors” beginning on page 5 of this prospectus and under similar headings in the applicable prospectus supplement and the documents incorporated by reference for a discussion of facts you should carefully consider before investing in the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 27, 2023.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus is current only as of its date. Cibus’ business, financial condition, results of operations and prospects may have changed since such date

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus from time to time and in one or more offerings up to a total dollar amount of $200,000,000. This prospectus generally describes Cibus, Inc. and our securities, including our Class A Common Stock. We may use the shelf registration statement to sell the listed securities from time to time through any means described in the section entitled “Plan of Distribution.”

More specific terms of any securities we offer may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered, any specific allocation of the net proceeds of an offering of securities to a specific purpose and other terms of the offering. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the captions “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

No offer of the securities will be made in any jurisdiction where the offer is not permitted.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus contains or incorporates by reference information that includes or is based upon “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933 and the rules and regulations promulgated thereunder (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the “Exchange Act”). Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements.

There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including, without limitation, factors relating to:

•

risks associated with the possible failure to realize certain anticipated benefits of the transactions contemplated by the Company’s merger with Cibus Global that closed on May 31, 2023 (the “Merger Transactions”), including with respect to future financial and operating results;

•	the effect of the completion of the Merger Transactions on our business relationships, operating results and business generally;

•	the outcome of any litigation related to the Merger Transactions;

•	competitive responses to the Merger Transactions and changes in expected or existing competition;

•	challenges to our intellectual property protection and unexpected costs associated with defending our intellectual property rights;

•	increased or unanticipated time and resources required for our platform or trait product development efforts;

•	our reliance on third parties in connection with our development activities;

•	our ability to effectively license our productivity traits and sustainable ingredient products;

•	the recognition of value in our products by farmers, and the ability of farmers and processors to work effectively with crops containing our traits;

•	our ability to produce high-quality plants and seeds cost effectively on a large scale;

•	our need for additional funding to finance our activities and challenges in obtaining additional capital on acceptable terms, or at all;

•	our dependence on distributions from Cibus Global to pay taxes and cover our corporate and overhead expenses;

•	regulatory developments that disfavor or impose significant burdens on gene-editing processes or products;

•	our ability to achieve commercial success;

•	commodity prices and other market risks facing the agricultural sector;

•	technological developments that could render our technologies obsolete;

•	changes in macroeconomic and market conditions, including inflation, supply chain constraints, and rising interest rates;

•	dislocations in the capital markets and challenges in accessing liquidity and the impact of such liquidity challenges on the Company’s ability to execute on its business plan;

•	the risk that we will not be able to execute a financing transaction in the near term or at all; and

•	our headcount reductions and other cost reduction measures may result in operational and strategic challenges.

While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on our consolidated financial condition, results of operations or liquidity. Therefore, you should not rely on any of these forward-looking statements.

Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Any forward-looking statement made by us in this prospectus is based only on information currently available to us and speaks only as of the date hereof. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements after the date of this prospectus, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

INFORMATION ABOUT THE COMPANY

Our Company

We are a leading agricultural technology company in the plant seed industry. We are not a seed company. We are a gene editing-based technology company whose business is to develop and license plant traits to seed companies in exchange for royalties. Our target trait market is productivity traits that improve yields, lower input (such as chemicals) costs, and increase the sustainability and profitability of farming. We have a pipeline of six productivity traits, four of which are applicable to multiple crops. Three of our traits are developed, field validated, have been edited into the elite lines of seed company partners and have started being transferred to these partners for pre-commercialization testing. These traits are pod shatter resistance (PSR) in Canola and two herbicide resistance traits: HT1 and HT3; in Rice. In addition, we have two advanced traits (i.e., where the editing process is underway with known edit targets) for Sclerotinia Resistance and another novel herbicide resistance trait: HT2. Cibus’ work in nitrogen use efficiency is in its early stages. Our primary commercial objective is advancing our three developed traits: PSR, HT1 and HT3 into customer commercial lines in Canola, WOSR and Rice. Because of the strategic realignment in October 2023, certain development timelines not linked to the initial and advanced traits, such as those associated with the development of our corn and wheat platform, are expected to be extended beyond our initial anticipated targets. In addition, we are developing, solely through partner-funded projects, certain output traits to meet the functional needs of the new sustainable ingredients industry to replace current ingredients that are plastics or fossil fuel based or that cause deforestation or raise other sustainability challenges. Our Class A Common Stock trades on Nasdaq under the symbol “CBUS.”

Our “Up-C” Corporate Structure

We are a holding company with substantially all of our assets and operations conducted through Cibus Global and its subsidiaries. Our sole material asset consists of our interest in Cibus Global. We are the sole managing member of Cibus Global and are responsible for all operational, management and administrative decisions relating to Cibus Global’s business and consolidate the financial results of Cibus Global and its subsidiaries. Owners of Cibus Global’s Common Units (“Cibus Global Common Units”) other than us own a corresponding number of shares of our Class B common stock, par value $0.0001 per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “Shares”), which have voting (but no economic) rights with respect to Cibus, Inc.

Company Information

Our principal executive offices are located at 6455 Nancy Ridge Drive, San Diego, CA 92121 and our telephone number is (858) 450-0008. Cibus’ filings with the SEC are posted on its corporate website at www.cibus.com. The information found on our website is not part of this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider those risk factors described in Exhibit 99.3 to our Current Report on Form 8-K filed on June 1, 2023, under the heading “Risk Factors” in any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than, in each case, information furnished rather than filed), which are incorporated by reference herein, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. Our business, prospects, financial condition or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our Class A Common Stock could decline due to any of these risks, and, as a result, you may lose all or part of your investment. Before deciding whether to invest in our securities, you should also refer to the other information contained in or incorporated by reference into this prospectus, including the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

Except as otherwise provided in any applicable prospectus supplement, we intend to use the net proceeds we receive from the sale of securities for general corporate purposes. General corporate purposes may include research and development costs, the acquisitions or in-licensing of traits or technologies, repayment and refinancing of debt, working capital and capital expenditures. As a result, management will retain broad discretion over the allocation of net proceeds of any offering.

The specific allocation of the net proceeds of an offering of securities to a specific purpose if any, will be determined at the time of the offering and will be described in any applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may use one or more of the following methods when selling securities under this prospectus:

•	underwritten transactions;

•	privately negotiated transactions;

•	exchange distributions and/or secondary distributions;

•	sales in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such stock at a stipulated price per share;

•

block trades (which may involve crosses) in which the broker-dealer so engaged will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

•	short sales and delivery of shares of our Class A Common Stock to close out short positions;

•	sales by broker-dealers of shares of our Class A Common Stock that are loaned or pledged to such broker-dealers;

•	“at-the-market” offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act;

•	as dividends or through a distribution of subscription rights to our existing security holders;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

We may prepare prospectus supplements that will disclose the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price of the securities, any underwriting discounts and other items constituting compensation to underwriters, dealers or agents.

We may fix a price or prices of our securities at:

•	market prices prevailing at the time of any sale under this registration statement;

•	prices related to market prices; or

•	negotiated prices.

We may change the price of the securities offered from time to time.

We may sell securities through brokers, dealers, agents or underwriters, who may act on a best efforts basis for a specified period of appointment or on a firm commitment basis.

If we use underwriters in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. If we use an underwriting syndicate, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own accounts. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

If dealers are used in an offering, we may sell the securities to the dealers as principals. The dealers then may resell the securities to the public at varying prices which they determine at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.

Dealers and agents named in a prospectus supplement may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may enter into agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act.

Underwriters, dealers or agents and their associates may engage in other transactions with and perform other services for us in the ordinary course of business.

If so indicated in a prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutional investors to purchase securities pursuant to contracts providing for payment and delivery on a future date. We may enter contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutional investors. The obligations of any institutional investor will be subject to the condition that its purchase of the offered securities will not be illegal at the time of delivery. The underwriters and other agents will not be responsible for the validity or performance of contracts.

In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment).

In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

The place and time of delivery for securities will be set forth in the accompanying prospectus supplement. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for securities may be more than two scheduled business days after the trade date for your securities. Accordingly, in such a case, if a purchaser wishes to trade securities on any date prior to the second business day before the original issue date for such securities, the purchaser will be required, by virtue of the fact that such securities initially are expected to settle in more than two scheduled business days after the trade date for such securities, to make alternative settlement arrangements to prevent a failed settlement. To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states absent registration or pursuant to an exemption from applicable state securities laws.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

The specific terms of any lock-up provisions in respect of any given offering will be described in any applicable prospectus supplement.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

DESCRIPTION OF CAPITAL STOCK

The following summary of certain material provisions of our capital stock does not purport to be complete and is subject to and qualified by reference to our second amended and restated certificate of incorporation (our “Amended and Restated Charter”) and our amended and restated bylaws (our “Amended Bylaws”). The summary below is also qualified by reference to the provisions of the Delaware General Corporation Law (the “DGCL”).

General

Our total number of authorized shares of capital stock consists of (i) 210,000,000 shares of Class A Common Stock, (ii) 90,000,000 shares of Class B Common Stock, and (iii) 10,000,000 shares of preferred stock, par value of $0.0001 per share (“Preferred Stock”). As of the date of this prospectus, we had outstanding 17,608,959 shares of Class A Common Stock, 4,642,636 shares of Class B Common Stock and no shares of Preferred Stock.

Class A Common Stock

Voting Rights. Holders of shares of Class A Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, except that holders of shares of Class A Common Stock have no voting power with respect to, and are not be entitled to vote on, any amendment to the Amended and Restated Charter (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding Preferred Stock if the holders of such Preferred Stock are entitled to vote as a separate class thereon under the Amended and Restated Charter or under the DGCL. The holders of Class A Common Stock do not have cumulative voting rights in the election of directors.

Holders of outstanding shares of Class A Common Stock are entitled to vote separately upon any amendment to the Amended and Restated Charter (including by merger, consolidation, conversion, reorganization or similar event) that would alter or change the powers, preferences or special rights of Class A Common Stock in a manner that is materially and disproportionately adverse as compared to the Class B Common Stock.

Dividend Rights. Holders of shares of Class A Common Stock are entitled to receive dividends when, as and if declared by our board of directors (our “Board”) out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding Preferred Stock.

Liquidation Rights. Upon its liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of Preferred Stock having liquidation preferences, if any, the holders of shares of Class A Common Stock will be entitled to receive pro rata the remaining assets available for distribution.

All outstanding shares of Class A Common Stock are fully paid and non-assessable. The Class A Common Stock is not subject to further calls or assessments by us. Holders of shares of Class A Common Stock do not have preemptive, subscription or redemption rights. There is no redemption or sinking fund provisions applicable to the Class A Common Stock. The rights powers, preferences and privileges of Class A Common Stock are subject to those of the holders of any shares of Class B Common Stock and Preferred Stock or any other series or class of stock we may authorize and issue in the future.

Class B Common Stock

Voting Rights. Holders of shares of Class B Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, except that holders of shares of Class B Common Stock have no voting power with respect to, and are not entitled to vote on, any amendment to the Amended and Restated Charter (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding Preferred Stock if the holders of such Preferred Stock are entitled to vote as a separate class thereon under the Amended and Restated Charter or under the DGCL. The holders of Class B Common Stock do not have cumulative voting rights in the election of directors.

Holders of outstanding shares of Class B Common Stock are entitled to vote separately upon any amendment to the Amended and Restated Charter (including by merger, consolidation, conversion, reorganization or similar event) that would alter or change the powers, preferences or special rights of Class B Common Stock in a manner that is materially and disproportionately adverse as compared to the Class A Common Stock.

Holders of outstanding shares of Class B Common Stock are entitled to vote separately upon any (A) merger, consolidation, conversion, reorganization or similar event in connection with any transaction or series of transactions intended to result in the Company no longer being structured as an umbrella partnership C corporation (an “Up-C Reorganization Transaction”) or (B) amendment to the Amended and Restated Charter (including by merger, consolidation, conversion, reorganization or similar event) to effect an Up-C Reorganization Transaction.

Holders of the Shares vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of the Shares, as a single class with the holders of Preferred Stock) except as otherwise required in the Amended and Restated Charter or by applicable law.

Dividend Rights. Holders of Class B Common Stock do not have any right to receive dividends. In no event will any dividend be declared or made on any Shares unless (1) a corresponding dividend for all other Shares not so adjusted at the time outstanding is made in the same proportion and the same manner and (2) the dividend has been reflected in the same economically equivalent manner on all Shares. Dividends with respect to Shares may only be paid with shares of stock of the same class of common stock.

Liquidation Rights. Holders of Class B Common Stock do not have any right to receive a distribution upon a liquidation, dissolution or winding up of the Company.

Retirement of Shares. No holder of Class B Common Stock may transfer shares of Class B Common Stock to any person unless such holder transfers a corresponding number of Cibus Global Common Units to the same person in accordance with the provisions of Cibus Global’s operating agreement (the “Cibus Global Amended Operating Agreement”). If any outstanding share of Class B Common Stock ceases to be held by a holder of the corresponding Cibus Global Common Unit, such share shall automatically and without further action on the part of the Company or any holder of Class B Common Stock be transferred to the Company for no consideration and retired.

Issuance of Cibus Global Common Units. To the extent Cibus Global Common Units are issued pursuant to the Cibus Global Amended Operating Agreement to anyone other than the Company or a wholly owned subsidiary of Cibus, Inc., an equivalent number of shares of Class B Common Stock (subject to adjustment) will be issued at par to the same person to which such Cibus Global Common Units are issued.

Preferred Stock

No shares of Preferred Stock are issued or outstanding as of the date of this prospectus. The Amended and Restated Charter authorizes our Board to establish one or more series of Preferred Stock. Our Board will be able to determine, with respect to any series of Preferred Stock, the powers (including voting powers), and the designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions thereof.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by its board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, remaining capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Declaration and payment of any dividend will be subject to the discretion of our Board.

We have no current plans to pay dividends on our Class A Common Stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of our Board and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our Board may deem relevant. Because we are a holding company and will have no direct operations, we will only be able to pay dividends from funds we receive from our subsidiaries.

Annual Stockholder Meetings

The Amended Bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as may be designated by our Board or, in the absence of a designation by our Board, by the chair, the chief executive officer or the secretary. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Anti-Takeover Effects of the Amended and Restated Charter, the Amended Bylaws and Certain Provisions of Delaware Law

The Amended and Restated Charter, the Amended Bylaws and certain provisions of the DGCL contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of our Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control and enhance the ability of our Board to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the Shares held by stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of shares that are authorized and available for issuance. However, the listing requirements of Nasdaq, which apply so long as our Class A Common Stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power of our capital stock or then outstanding number of shares of Class A Common Stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

Our Board will be authorized to generally issue shares of one or more series of Preferred Stock on terms calculated to discourage, delay or prevent a change of control the Company or the removal of our management. Moreover, our authorized but unissued shares of Preferred Stock will be available for future issuances in one or more series without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of authorized and unissued and unreserved Class A Common Stock or Preferred Stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of Class A Common Stock at prices higher than prevailing market prices.

Vacancies and Newly Created Directorships

The Amended and Restated Charter and the Amended Bylaws provide that any vacancies on our Board, and any newly created directorships, will be filled only by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, and any director so chosen will hold office until the earlier expiration of the term of office of the director whom he or she has replaced or his or her successor shall be duly elected and qualified or until such director’s earlier death, disqualification, resignation or removal. No decrease in the number of directors shall shorten the term of any director then in office.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. The Amended and Restated Charter does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of our stock entitled to vote generally in the election of directors will be able to elect all directors.

Special Stockholder Meetings

The Amended and Restated Charter and the Amended Bylaws provide that special meetings of stockholders may be called only by the chair of our Board, our chief executive officer or at the direction of our Board pursuant to a written resolution adopted by a majority of the total number of directors that we would have if there were no vacancies. Any business transacted at a special meeting of stockholders will be limited to matters set forth in the notice of the special meeting. These provisions may have the effect of deterring, delaying or discouraging hostile takeovers, or changes in control or our management.

Director Nominations and Stockholder Proposals

The Amended Bylaws establish advance notice procedures with respect to stockholder nominations for the election as directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. The Amended Bylaws also specify requirements as to the form and content of a stockholder’s notice. The Amended Bylaws allow the chair of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote thereon were present and voted, unless the certificate of incorporation provides otherwise. Our Amended and Restated Charter precludes stockholder action by written consent; provided, however, that any action required or permitted to be taken by the holders of Class B Common Stock, voting separately as a class, may be effected by the consent in writing of the holders of a majority of the total voting power of the Class B Common Stock entitled to vote thereon, voting together as a single class in lieu of a duly called annual or special meeting of holders of Class B Common Stock.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of the Company or our management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of our Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of our Board. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers the Class A Common Stock and, as a consequence, they also may inhibit fluctuations in the market price of the Class A Common Stock that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

DGCL Section 203

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation, including those whose securities are listed for trading on Nasdaq, from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, including the circumstances where the Shares are, at the effective date of a merger or consolidation, either listed on a national securities exchange or held of record by more than 2,000 holders, our stockholders will have appraisal rights in connection with a merger or consolidation the Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of Shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum

The Amended and Restated Charter provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for any (i) derivative action or proceeding brought on our behalf, (ii) action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) action asserting a claim arising pursuant to any provision of the DGCL or the Amended and Restated Charter or Amended Bylaws, or (iv) action asserting a claim governed by the internal affairs doctrine. This provision does not apply to any actions arising under the Securities Act. Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to the forum provisions in the Amended and Restated Charter. However, the enforceability of similar forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be unenforceable.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors’ and officers’ fiduciary duties, subject to certain exceptions. The Amended and Restated Charter includes a provision that eliminates the personal liability of directors and officers for monetary damages to the corporation or its stockholders for any breach of fiduciary duty as a director or an officer. The effect of these provisions is to eliminate our rights and those of our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director or an officer for breach of fiduciary duty as a director or an officer, including breaches resulting from grossly negligent behavior. However, exculpation will not apply to any breaches of a director’s or officer’s duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or for any transaction from which such director or officer derived an improper personal benefit.

The Amended and Restated Charter generally provides that we must defend, indemnify and advance expenses to our directors and officers to the fullest extent permitted or required by the DGCL. We will also be expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for its directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in the Amended and Restated Charter and the Amended Bylaws may discourage stockholders from bringing a lawsuit against directors or officers for breach of their fiduciary duties. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Cibus, Inc. and its stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for the Class A Common Stock is Broadridge Corporate Issuer Solutions, LLC. The transfer agent’s address is 1155 Long Island Avenue, Edgewood, NY 11717.

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary shares (either separately or together with other securities) representing fractional interests in our preferred stock of any series. In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. Depositary shares will be evidenced by depositary receipts issued pursuant to the related deposit agreement. Immediately following our issuance of the preferred stock related to the depositary shares, we will deposit the preferred stock with the relevant preferred stock depositary and will cause the preferred stock depositary to issue, on our behalf, the related depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fraction of a share of preferred stock represented by the related depositary share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the preferred stock represented by the depositary receipt (including, if applicable, dividend, voting, conversion, exchange redemption and liquidation rights).

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our Class A Common Stock, Preferred Stock or any combination thereof. Warrants may be issued independently or together with our securities offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

You should refer to the prospectus supplement relating to a particular issue of warrants for the terms of and information relating to the warrants, including, where applicable:

•	the number of securities purchasable upon exercise of the warrants and the price at which such securities may be purchased upon exercise of the warrants;

•	the date on which the right to exercise the warrants commences and the date on which such right expires (the “Expiration Date”);

•	the United States federal income tax consequences applicable to the warrants;

•	the amount of the warrants outstanding as of the most recent practicable date; and

•	any other terms of the warrants.

Warrants will be offered and exercisable for United States dollars only. Warrants will be issued in registered form only. Each warrant will entitle its holder to purchase such number of securities at such exercise price as is in each case set forth in, or calculable from, the prospectus supplement relating to the warrants. The exercise price may be subject to adjustment upon the occurrence of events described in such prospectus supplement. After the close of business on the Expiration Date (or such later date to which we may extend such Expiration Date), unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised will be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants, holders of the warrants will not have any of the rights of holders of securities, including the right to receive payments of any dividends on the securities purchasable upon exercise of the warrants, or to exercise any applicable right to vote.

DESCRIPTION OF SUBSCRIPTION RIGHTS

Cibus may issue subscription rights to purchase common stock, preferred stock or any combination thereof. These subscription rights may be offered independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, Cibus may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights Cibus offers, if any, will, to the extent applicable, include specific terms relating to the offering, including some or all of the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for Cibus’s common stock or preferred stock upon the exercise of the subscription rights;

•	the number of subscription rights to be issued to each stockholder;

•	the number of shares and terms of the common stock or preferred stock which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•

the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities or an over-allotment privilege to the extent the securities are fully subscribed; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement into which Cibus may enter in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights Cibus offers will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate, which will be filed with the SEC if Cibus offers subscription rights. You are urged to read the applicable subscription rights certificate and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

Cibus may issue units comprising one or more securities described in this prospectus in any combination (but not securities of third parties) as specified in a related prospectus supplement or a free writing prospectus. Units may be issued pursuant to the terms of a unit agreement, which may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date. A copy of the forms of any unit agreement or unit certificate, as applicable, relating to any particular issue of units will, if applicable, be filed with the SEC when Cibus issues units, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the unit agreement and the related unit certificate, see “Where You Can Find Additional Information.”

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Jones Day, New York, New York, will pass upon the validity of the securities covered by this prospectus. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

EXPERTS

The financial statements of Cibus, Inc. (formerly Calyxt, Inc.) appearing in Cibus, Inc.’s Annual Report (Form 10-K/A) for the year ended December 31, 2022, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Cibus, Inc.’s ability to continue as a going concern as described in Note 2 to the financial statements), included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Cibus Global, LLC as of December 31, 2022 and 2021, and for the years then ended, incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance upon the report of BDO USA, LLP (n/k/a BDO USA, P.C.), independent auditor, incorporated herein by reference, given on the authority of said firm as experts in accounting and auditing. The report on the consolidated financial statements contains an explanatory paragraph regarding Cibus Global, LLC’s ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.cibus.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings and the exhibits attached thereto. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We “incorporate by reference” into this prospectus documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information that we file later and incorporate by reference into this prospectus, you should rely on the information contained in the document that was filed later.

In particular, we incorporate by reference into this prospectus the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing and prior to effectiveness of the registration statement that contains this prospectus and prior to the time that all the Class A Common Stock offered by this prospectus have been sold by the selling stockholders as described in this prospectus (other than, in each case, documents or information deemed to have been “furnished” and not “filed” in accordance with SEC rules) or such registration statement has been withdrawn:

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 2, 2023 (as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on March 3, 2023), including information specifically incorporated by reference into the Annual Report on Form 10-K (as amended on Form 10-K/A) from our definitive proxy statement for the 2023 Annual Meeting of Stockholders;

•	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2023 and June 30, 2023, filed with the SEC on May 3, 2023 and August 10, 2023, respectively;

•

our Current Reports on Form 8-K and Form 8-K/A, as applicable, filed on January  17, 2023, March 16, 2023, March 30, 2023, April 7,  2023, April 14, 2023, April  21, 2023, April 24, 2023, May  5, 2023, May 9, 2023, May  17, 2023, May 19, 2023, May  19, 2023, May 25, 2023, June  1, 2023, June  14, 2023, June 29, 2023, June  29, 2023, September 19, 2023, October 18, 2023 and October 25, 2023 (in each case, excluding any information furnished and not filed with the SEC); and

•

the description of our Class  A Common Stock contained in our Registration Statement on Form 8-A, filed on July 20, 2017, as the description therein has been updated and superseded by the description of capital stock contained in Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on June 29, 2023, including any amendments or reports filed for the purpose of updating the description.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of the registration statement, the above filings and any future filings that are incorporated by reference into this prospectus, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address:

6455 Nancy Ridge Drive

San Diego, CA 92121

Telephone: (858) 450-0008

Attention: Investor Relations

Shares of Class A Common Stock

Pre-Funded Warrants to Purchase             Shares of Class A Common Stock

PROSPECTUS SUPPLEMENT

Stifel	Canaccord Genuity

                    , 2023